As filed with the Securities and Exchange Commission on October 23, 2006
Registration No. 333-_

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	3699	98-0509431
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4/F, East 3/B, Saige Science & Technology Park
Huaqiang, Shenzhen, China 518028
(86) 755-83765666
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
 ____________________________
Guoshen Tu 4/F, East 3/B Saige Science & Technology Park Huaqiang, Shenzhen, China 518028 (86) 755-83765666	Louis A. Bevilacqua, Esq. Thomas M. Shoesmith, Esq. Joseph R. Tiano, Jr., Esq. Thelen Reid & Priest LLP 701 8th Street, N.W. Washington, D.C. 20001 (202) 508-4000
(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
____________________________

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ྑ

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ྑ

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ྑ

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.0001 par value	4,883,334	$7.19	$35,111,171	$3,757

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the bid and asked prices for the Registrant’s common stock reported on the OTC Bulletin Board on October 20, 2006.
(3) Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated              , 2006

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

4,883,334 Shares of Common Stock

This prospectus relates to 4,883,334 shares of common stock of China Security & Surveillance Technology, Inc. or CSST Delaware, a Delaware corporation, that may be sold from time to time by the selling stockholders named in this prospectus. We will not receive any proceeds from the sales by the selling stockholders.

Common stock of China Security & Surveillance Technology, Inc., or CSST BVI, a British Virgin Islands corporation, is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “CSSTF.OB”. The closing sales price for its common stock on October 20, 2006 was $7.10 per share, as reported on the OTC Bulletin Board. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such selling stockholders who are affiliates of broker-dealers and any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in the shares being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the information set forth in the section of this prospectus titled “Risk Factors,” beginning on page 4, when determining whether to purchase any of these shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October           , 2006.

TABLE OF CONTENTS

INTRODUCTORY STATEMENT	1
PROSPECTUS SUMMARY	1
RISK FACTORS	4
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	12
USE OF PROCEEDS	12
DETERMINATION OF OFFERING PRICE	12
DIVIDEND POLICY	12
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	12
DILUTION	13
SELECTED CONSOLIDATED FINANCIAL DATA	13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	15
DESCRIPTION OF BUSINESS	28
MANAGEMENT	36
EXECUTIVE COMPENSATION	38
CERTAIN RELATIONSHIPS AND RELATED TRANSACTION	39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40
SELLING STOCKHOLDER	41
CHANGE IN ACCOUNTANTS	42
DESCRIPTION OF SECURITIES	43
SHARES ELIGIBLE FOR FUTURE SALE	43
PLAN OF DISTRIBUTION	44
LEGAL MATTERS	46
EXPERTS	46
WHERE YOU CAN FIND MORE INFORMATION	46

i

INTRODUCTORY STATEMENT

On September 30, 2006, China Security and Surveillance Technology Inc. or CSST BVI, a British Virgin Islands corporation, and its wholly owned subsidiary China Security & Surveillance Technology, Inc. or CSST Delaware, a Delaware corporation, entered into a merger agreement for the purpose of reincorporating CSST BVI from a British Virgin Islands corporation to a Delaware corporation (the “Merger Agreement”). The Merger Agreement contemplates that CSST BVI will be merged with and into CSST Delaware, with CSST Delaware as the surviving corporation (the “Reincorporation Merger”). On October 2, 2006, we filed a registration statement on Form S-4, registering the shares of our common stock that we will issue to the shareholders of CSST BVI in connection with the Reincorporation Merger (the “S-4 Registration Statement”). The Reincorporation Merger will not be completed until, among other things, the S-4 Registration Statement is declared effective by the Securities and Exchange Commission.

As this registration statement on Form S-1 will only be effective after the Reincorporation Merger is completed and since the prospectus contained in this registration statement will not be used until the Reincorporation Merger is consummated, the information set forth in this registration statement presents all information as if the Reincorporation Merger was completed, with the exception of the financial statements and Management’s Discussion and Analysis, for which information is provided for CSST BVI only. We have not provided financial statements of CSST Delaware because, prior to the Reincorporation Merger, it has no assets, liabilities or operations other than incident to its formation. In addition, we have not included complete pro forma financial statements that give effect to the Reincorporation Merger because immediately after the completion of the Reincorporation Merger, the consolidated financial statements of CSST Delaware will be identical to CSST BVI’s financial statements immediately prior to the Reincorporation Merger, and the Reincorporation Merger will result in the conversion of each share of CSST BVI common stock into the right to receive one share of CSST Delaware common stock. Following completion of the Reincorporation Merger, CSST Delaware will assume all liabilities and obligations of CSST BVI.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

In this prospectus, all references to “we,” “us,” “our,” “our Company,” “the Company” or “CSST” are to China Security & Surveillance Technology, Inc., a Delaware corporation, and China Security and Surveillance Technology Inc., a British Virgin Islands corporation, when the distinction between the two companies is not important to the discussion. When the distinction between the two companies is important to the discussion, we use the term “CSST Delaware” to refer to China Security & Surveillance Technology, Inc., a Delaware corporation, and the term “CSST BVI” to refer to China Security and Surveillance Technology Inc., a British Virgin Islands corporation. The terms “we,” “us,” “our,” “our Company,” “the Company” or “CSST” in each case do not include the selling stockholders. Unless the context otherwise requires, all references to (i) “Safetech” are to China Safetech Holdings Limited, a British Virgin Islands corporation; (ii) “Golden” are to Golden Group Corporation (Shenzhen) Limited, a corporation incorporated in the People’s Republic of China; (iii) “Chengfeng” are to Shanghai Chengfeng Digital Technology Co. Ltd. ; (iv) “BVI” are to British Virgin Islands; (v) “PRC” and “China” are to People’s Republic of China; (vi) “U.S. dollar,” “$” and “US$” are to United States dollars; (vii) “RMB” are to Yuan Renminbi of China; (viii) “Securities Act” are to Securities Act of 1933, as amended; and (x) “Exchange Act” are to the Securities Exchange Act of 1934, as amended.

The Company

Overview

We are a holding company whose primary business operations are conducted through our subsidiary China Safetech Holdings Limited, a BVI corporation and its subsidiary Golden Group Corporation (Shenzhen) Limited, a corporation incorporated in the PRC. Golden’s business is focused on manufacturing, distributing, installing and maintaining security and surveillance systems in China. Until our acquisition of Safetech in September 2005, our business strategy and ownership changed over the years as a result of several acquisitions of our stock that are discussed in the section below entitled “Our Background and History.”

Our Background and History

We were incorporated in the BVI on April 8, 2002 under the name “Apex Wealth Enterprises Limited” as a corporation under the International Business Companies Ordinance of 1984. In February 2006, we changed our name to China Security and Surveillance Technology Inc. Prior to our reverse acquisition of Safetech, discussed in more detail below which was consummated on September 12, 2005, we were a development stage enterprise and had not yet generated any revenues. Prior to the reverse acquisition, we provided business advisory and management consulting services in greater China, initially concentrating on the Hong Kong market. The focus of these services was on small to medium size enterprises.

From and after the reverse acquisition, our business became the business of our indirect, wholly-owned subsidiary, Golden. Golden is a corporation incorporated in the PRC which is engaged in the business of manufacturing, distributing, installing and maintaining security and surveillance systems. Golden was organized in the PRC in January 1995. We are headquartered in Shenzhen, China.

Reverse Acquisition with Safetech

On September 12, 2005, we acquired 50,000 shares of the issued and outstanding capital stock of Safetech, constituting all of the issued and outstanding capital stock of Safetech. The 50,000 shares of Safetech were acquired from the individual shareholders of Safetech in a share exchange transaction in return for the issuance of 8,138,000 shares of our common stock. As a result of this transaction, Safetech became our wholly-owned subsidiary, and Golden became our indirect wholly-owned subsidiary. Completion of the transaction resulted in a change in control of our Company.   After the transaction, we were no longer a shell company. The contracts relating to this transaction have been filed as exhibits to our current report on Form 6-K that was filed with the SEC on July 22, 2005 incorporated herein by reference.

Upon the closing of the reverse acquisition, our sole director Szetang Li submitted his resignation letter pursuant to which he resigned from all offices of our Company that he then held, effective immediately, and from his position as our director, effective as of September 27, 2005.

For accounting purposes, the transaction was treated as a reverse acquisition, with Safetech as the acquirer and our Company as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Golden on a consolidated basis unless otherwise specified.

Recent Acquisitions and Transactions

On October 25, 2005, we entered into an agreement with the equity owners of Shenzhen Yuan Da Wei Shi Technology Limited or Yuan Da, which was subsequently amended in April and May 2006. Pursuant to the amended agreement, we acquired all of the assets of Yuan Da. Yuan Da is a limited liability company established in Shenzhen, China and was principally engaged in the sale and development of security and surveillance systems. Under the agreement with Yuan Da, as amended, the purchase price consisted of (i) a cash payment of RMB 1,000,000 (approximately $125,000) and (ii) the issuance of 200,000 unregistered shares of our common stock valued at $500,000 (based upon the average closing market price during the twenty days before the date of the agreement).

On July 6, 2006, we entered into a stock transfer agreement with the shareholders of Chengfeng pursuant to which our subsidiary Safetech will acquire 100% ownership of Chengfeng, a leader in security surveillance software development and manufacturing in China. Chengfeng owns advanced video technology which integrates with other software and hardware applications. Proprietary software owned by Chengfeng includes the Security Resource Integration Management Platform and the Security Integration Platform, which are designed to integrate all security installations, both hardware and software, onto a single operating platform to greatly improve the management of the entire security system. Chengfeng has an established brand name and 22 valuable distribution channels across China. Under the agreement, we will pay consideration of RMB 120 million (approximately $15 million), consisting of RMB 60 million (approximately $7.5 million) in cash and RMB 60 million (approximately $7.5 million) in shares of our common stock. RMB 10 million (approximately $1.25 million) has been paid as of October 20, 2006. The balance of the cash portion of the purchase price, RMB 50 million (approximately $6.3 million), is due upon receipt of acknowledgement of the stock transfer by the Shanghai Industry & Commerce Bureau. The number of shares issuable in satisfaction of the equity portion of the purchase price is 1,331,376 (based upon the average of the closing price of our common stock on the OTCBB for the 20 trading days prior to the date of the execution of the agreement). The shares must be issued within 90 days following the receipt of the aforementioned approval from the Shanghai Industry & Commerce Bureau. We expect that we will obtain the necessary approval from the Shanghai Industry & Commerce Bureau before December 31, 2006.

On September 5, 2006, we entered into agreements to purchase the security and surveillance business of Jian Golden An Ke Technology Co. Ltd. or Jian An Ke, Shenzhen Golden Guangdian Technology Co. Ltd. or Shenzhen Guangdian, Shenyang Golden Digital Technology Co. Ltd. or Shenyang Golden and Jiangxi Golden Digital Technology Co. Ltd. or Jiangxi Golden, of which our CEO and director Guoshen Tu owns 80%, 60%, 42% and 90%, respectively. We refer to these companies in this prospectus as the Four-Related Companies. We were required to acquire the Four-Related Companies pursuant to a covenant contained in a securities purchase agreement with certain accredited investors, dated April 4, 2006. The covenant contained in the securities purchase agreement required us to acquire these four companies on or before October 4, 2006. Mr. Tu will not receive any consideration for the acquisition of his interest in the Four-Related Companies. However, his wife Zhiqun Li is a 20% shareholder of Jian An Ke and will receive 100,000 shares of our common stock as part of the transaction. The minority shareholders of these four companies, including Mr. Tu’s wife, will receive in aggregate 850,000 shares of our common stock. Shenzhen Guangdian is engaged in the business of manufacturing and distributing security and surveillance products. The other three companies are engaged in the business of distributing security and surveillance products.

Our Business

Through Golden, we are engaged in the business of manufacturing, distributing, installing and maintaining security and surveillance systems. Our customers are located throughout China.

Golden’s customers are mainly government entities, non-profit organizations and commercial entities. Golden’s marketing network divides China into nine geographic regions. Golden has 37 branch offices. Golden derives most of its revenues from the installation of security and surveillance systems as well as the sales of products including embedded digital video recorders, PC digital video recorders, mobile digital video recorders, digital cameras and auxiliary apparatus.

We have established a partnership with Beijing University to conduct our research and development on security and surveillance technology and the development of new products.

The Offering

Common stock offered by selling stockholders	4,883,334 shares

Common stock outstanding before the offering	29,209,259 shares (1)

Common stock outstanding after the offering	29,209,259 shares

Proceeds to us	We will not receive any proceeds from the sale of common stock covered by this prospectus.

(1)	Represents the number of shares outstanding on the effective date of the Reincorporation Merger.

Selected Historical Financial Information

The following selected historical financial data of CSST BVI for the years ended December 31, 2003, 2004 and 2005 have been derived from the audited consolidated financials statements of CSST BVI. The selected historical financial data of CSST BVI for the years ended December 31, 2001 and 2002 and the six months ended June 30, 2005 and 2006 were unaudited. The selected historical financial data information is only a summary and should be read in conjunction with CSST BVI’s historical consolidated financials statements and related notes contained elsewhere herein.

We have not included complete pro forma financial comparative per share information that gives effect to the Reincorporation Merger because, immediately after the completion of the Reincorporation Merger, the consolidated financial statements of CSST Delaware will be identical to CSST BVI’s financial statements immediately prior to the Reincorporation Merger, and the Reincorporation Merger will result in the conversion of each share of CSST BVI common stock into the right to receive one share of CSST Delaware common stock. In addition, we have not provided financial statements of CSST Delaware because, prior to the Reincorporation Merger, it has no assets, liabilities or operations other than incident to its formation. Following completion of the Reincorporation Merger, CSST Delaware will assume all liabilities and obligations of CSST BVI.

Statement of Income Data	Years Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
Revenues	$4,045,098	$10,330,847	$11,794,869	$16,055,704	$32,688,582	$12,729,441	$22,609,172

Income From Operations	302,445	2,234,128	3,262,057	6,130,779	7,478,842	2,441,937	6,279,225

Net Income	257,078	1,899,009	2,752,123	5,724,026	7,265,957	2,618,780	6,036,481

Weighted Average Shares (Basic & Diluted)	17,000,000	17,000,000	17,000,000	17,000,000	18,521,479	17,000,000	23,046,766

Basic & Diluted Net Income per Share	0.015	0.11	0.16	0.34	0.39	0.15	0.26

Balance Sheet Data	Years Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2006
Total Assets	$10,687,966	$13,581,661	$16,976,999	$22,008,920	$29,116,672	$59,150,650

Total Current Liabilities	1,766,061	4,126,166	5,900,469	5,208,364	4,504,926	20,076,451

Net Assets	8,921,905	9,455,495	11,076,530	16,800,556	24,611,746	39,074,198

Total Shareholders’ Equity	8,592,637	8,849,715	11,076,530	16,800,556	24,611,746	39,074,198

Risk Factors

Your investment in our common stock offered by this prospectus involves a high degree of risk. See “RISK FACTORS” beginning on page 4.

Additional Information

Our corporate headquarters are located at 4/F, East 3/B, Saige Science & Technology Park, Huaqiang, Shenzhen, China 518028. Our telephone number is (86) 755-83765666. We maintain a website at www.goldengroup.cn that contains information about our subsidiary Golden, but that information is not a part of this prospectus.

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount they invest in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Due to the nature of our business, we do not have significant amounts of recurring revenues from our existing customers and we are highly dependent on new business development.

Most of our revenues derive from the installation of security and surveillance systems which are generally non-recurring. Our customers are mainly government entities, non-profit organizations and commercial entities (including airports, customs agencies, hotels, real estate developments, banks, mines, railways, supermarkets, and entertainment enterprises). We manufacture and install security systems for these customers and generate revenues from the sale of these systems to our customers and, to a lesser extent, from maintenance of these systems for our customers. After we have manufactured and installed a system at any particular customer site, we have generated the majority of revenues from that particular client. We would not expect to generate significant revenues from any existing client in future years unless that client has several possible installation sites. Therefore, in order to maintain a level of revenues each year that is at or in excess of the level of revenues we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future.

In order to grow at the pace expected by management, we will require additional capital to support our long-term business plan.  If we are unable to obtain additional capital in future years, we may be unable to proceed with our long-term business plan and we may be forced to curtail or cease our operations.

We will require additional working capital to support our long-term business plan, which includes identifying suitable targets for horizontal or vertical mergers or acquisitions, so as to enhance the overall productivity and benefit from economies of scale.  Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers.  We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources.  Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities.  In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future.  If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all.  In addition, a lack of additional financing could force us to substantially curtail or cease operations.

Our future success depends in part on attracting and retaining key senior management and qualified technical and sales personnel.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel. In particular, our success depends on the continuing employment of our Chief Executive Officer Mr. Guoshen Tu, our Chief Technical Officer Dr. Yong Zhao, our Chief Operating Officer Shufang Yang, our Vice President Jianguo Jiang and our Vice President Terence Yap. There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. We also cannot assure you that our employees will not leave and subsequently compete against us. If we are unable to attract and retain key personnel in the future, our business, financial condition and results of operations could be adversely affected.

Our growth strategy includes making acquisitions in the future, which could subject us to significant risks, any of which could harm our business.

Our growth strategy includes identifying and acquiring or investing in suitable candidates on acceptable terms. We recently completed the acquisition of the assets of Shenzhen Yuan Da Wei Shi Technology Limited and acquired the security and surveillance business of the Four-Related Companies, and have entered into an agreement with the shareholders of Chengfeng to acquire 100% ownership of Chengfeng. In addition, over time, we may acquire or make investments in other providers of products that complement our business and other companies in the security industry.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management’s attention from running our existing business;

•	increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees;

•	increased costs to integrate personnel, customer base and business practices of the acquired company with our own;

•	adverse effects on our reported operating results due to possible write-down of goodwill associated with acquisitions;

•	potential disputes with sellers of acquired businesses, technologies, services, products and potential liabilities; and

•	dilution to our earnings per share if we issue common stock in any acquisition.

Moreover, performance problems with an acquired business, technology, product or service could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, product or service could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from our acquisitions. For all of these reasons, our pursuit of an acquisition and investment strategy or any individual acquisition or investment could have a material adverse effect on our business, financial condition and results of operations.

Our limited ability to protect our intellectual property may adversely affect our ability to compete.

We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. A successful challenge to the ownership of our technology could materially damage our business prospects. Our technologies may infringe upon the proprietary rights of others.  We may be required to obtain from others licenses that may not be available on commercially reasonable terms, if at all. Our competitors may assert that our technologies or products infringe on their patents or proprietary rights.  Problems with patents or other rights could increase the cost of our products or delay or preclude our new product development and commercialization.  If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our technology license positions or to defend against infringement claims.

We sometimes extend credit to our customers. Failure to collect the trade receivables or untimely collection could affect our liquidity.

We extend credit to a large number of our customers while generally requiring no collateral. Generally, our customers pay in installments, with a portion of the payment upfront, a portion of the payment upon receipt of our products by our customers and before the installation, and a portion of the payment after the installation of our products and upon satisfaction by our customer. Sometimes, a small portion of the payment will not be paid until after a certain period following the installation. We perform ongoing credit evaluations of those customers’ financial condition and generally have no difficulties in collecting our payments. However, if we encounter future problems collecting amounts due from our clients or if we experience delays in the collection of amounts due from our clients, our liquidity could be negatively affected.

If our subcontractors fail to perform their contractual obligations, our ability to provide services and products to our customers, as well as our ability to obtain future business, may be harmed.

Many of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services that we must provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by the subcontractor. A failure by one or more of our subcontractors to satisfactorily perform the agreed-upon services may materially and adversely impact our ability to perform our obligations to our customers, and expose us to liability and could have a material adverse effect on our ability to compete for future contracts and orders.

Safetech is a BVI company, while Golden is a PRC company, and all of our officers and directors reside outside the United States. Therefore, certain judgments obtained against our Company by our shareholders may not be enforceable in the BVI or China.

Safetech is a BVI company and our operating subsidiary Golden is a PRC company. All of our officers and directors reside outside of the United States. All or substantially all of our assets and the assets of these persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon our Company or such persons or to enforce against it or these persons the United States federal securities laws, or to enforce judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States, including the Securities Act and the Exchange Act.

RISKS RELATED TO OUR INDUSTRY

Seasonality affects our operating results.

Our sales are affected by seasonality. Our revenues are usually higher in the second half of the year than in the first half of the year because fewer projects are undertaken during and around the Chinese spring festival.

Our success relies on our management’s ability to understand the highly evolving surveillance and security industry.

The Chinese surveillance and security industry is an immature and highly evolving industry. Therefore, it is critical that our management is able to understand industry trends and make good strategic business decisions. If our management is unable to identify industry trends and act in response to such trends, our business will suffer.

If we are unable to respond to the rapid technological changes in our industry and changes in our customers’ requirements and preferences, our business, financial condition and results of operation could be adversely affected.

If we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers and market share. The electronic security systems industry is characterized by rapid technological change. Sudden changes in customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete. The emerging nature of products and services in the electronic security systems industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services. Our success will depend, in part, on our ability to:

•	enhance our existing products and services;

•
anticipate changing customer requirements by designing, developing, and launching new products and services that address the increasingly sophisticated and varied needs of our current and prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of additional products and services involves significant technological and business risks and requires substantial expenditures and lead time. If we fail to introduce products with new technologies in a timely manner, or adapt our products to these new technologies, our business, financial condition and results of operations could be adversely affected. We cannot assure you that even if we are able to introduce new products or adapt our products to new technologies that our products will gain acceptance among our customers. In addition, from time to time, we or our competitors may announce new products, product enhancements or technological innovations that have the potential to replace or shorten the life cycles of our existing products and that may cause customers to defer purchasing our existing products, resulting in inventory obsolescence.

We may not be able to maintain or improve our competitive position because of strong competition in the electronic security systems industry, and we expect this competition to continue to intensify.

The electronic security systems industry is highly competitive. There are about 9,000 companies in China that engage in the business of manufacturing, designing and building surveillance and security products. In addition, since China joined the World Trade Organization (“WTO”), we also face competition from international competitors. Some of our international competitors are larger than we and possess greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products and services that meet customer requirements or are otherwise superior to our products and services and may be able to more effectively market their products than we can because they have significantly greater financial, technical and marketing resources than we do. They may also be able to devote greater resources than we can to the development, promotion and sale of their products. Increased competition could require us to reduce our prices, result in our receiving fewer customer orders, and result in our loss of market share. We cannot assure you that we will be able to distinguish ourselves in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition would be materially adversely affected.

Our business and reputation as a manufacturer of high quality surveillance and security equipment may be adversely affected by product defects or substandard performance.

We believe that we offer high quality products that are reliable and competitively priced. If our products do not perform to specifications, we might be required to redesign or recall those products or pay substantial damages. Such an event could result in significant expenses, disrupt sales and affect our reputation and that of our products. In addition, product defects could result in substantial product liability. We do not have product liability insurance. If we face significant liability claims, our business, financial condition, and results of operation would be adversely affected.

Our product offerings involve a lengthy sales cycle and we may not anticipate sales levels appropriately, which could impair our profitability.

Some of our products and services are designed for medium to large commercial, industrial and government facilities desiring to protect valuable assets and/or prevent intrusion into high security facilities in China. Given the nature of our products and the customers that purchase them, sales cycles can be lengthy as customers conduct intensive investigations and deliberate between competing technologies and providers. For these and other reasons, the sales cycle associated with some of our products and services is typically lengthy and subject to a number of significant risks over which we have little or no control. If sales in any period fall significantly below anticipated levels, our financial condition and results of operations could suffer.

RISKS RELATED TO DOING BUSINESS IN CHINA

Economic, political, legal and social uncertainties in China could harm our future interests in China.

All of our future business projects and plans are expected to be located in China. As a consequence, the economic, political, legal and social conditions in China could have an adverse effect on our business, results of operations and financial condition. The legislative trend in China over the past decade has been to enhance the protection afforded to foreign investment and to allow for more active control by foreign parties of foreign invested enterprises. There can be no assurance, however, that legislation directed towards promoting foreign investment will continue. More restrictive rules on foreign investment could adversely affect our ability to expand our operations into China or repatriate any profits earned there. Some of the changes that could adversely affect us include:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocating resources;

•	balance of payments position;

•	international trade restrictions; and

•	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development (“OECD”), in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

The legal environment in China is uncertain and your ability to legally protect your investment could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign-owned enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign-invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States, or to enforce a judgment obtained in the United States against us or any of these persons.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Public health problems that may uniquely affect the Chinese population may disrupt our operations.

A renewed outbreak of severe acute respiratory syndrome or another widespread public health problem in China, where our operations are conducted, could have a negative effect on our operations.

Our operations may be impacted by a number of other health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations;

•	the sickness or death of our key officers and employees; and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, and only at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The value of our securities will be affected by the foreign exchange rate between the U.S. Dollars and Renminbi.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs, should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of our Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes, should the U.S. dollar appreciate against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

We expect CSST Delaware common stock to be quoted only on the OTC Bulletin Board, which may have an unfavorable impact on stock price and liquidity.

CSST BVI common stock is quoted only on the OTCBB, and we expect CSST Delaware common stock to be quoted only on the OTCBB as well. The OTCBB is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of the common stock, could depress the trading price of the common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stock” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of October 20, 2006, the closing bid and asked prices for our common stock were $7.10 and $7.28 per share, respectively. Although our share price is currently above the penny stock level, there is no assurance, given the volatility of the OTC market, that the CSST Delaware share price can be maintained above the penny stock level all the time. Although since September 2005, we have met the net worth exemption from the “penny stock” definition, no assurance can be given that CSST Delaware will maintain such exemption. As a “penny stock,” the common stock may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell CSST Delaware securities and may affect the ability of purchasers to sell CSST Delaware securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the Exchange Act rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that CSST Delaware common stock will qualify for exemption from the Penny Stock Rule. In any event, even if CSST Delaware common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

The number of shares being registered for sale is significant in relation to our trading volume.

All of the shares registered for sale on behalf of the selling stockholders are currently subject to volume restrictions imposed upon those shares under Rule 145 of the Securities Act. We have filed this registration statement to register these shares for resale into the public market by the selling stockholders and thereby remove the otherwise applicable volume limitation restrictions under Rule 145. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital.

Provisions in CSST Delaware’s certificate of incorporation and bylaws or Delaware law might discourage, delay or prevent a change of control of CSST Delaware or changes in its management and, therefore depress the trading price of the common stock.

Delaware corporate law and CSST Delaware’s certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control of CSST Delaware or changes in its management that the stockholders of CSST Delaware may deem advantageous. These provisions:

•
deny holders of CSST Delaware common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of CSST Delaware outstanding shares of common stock will be able to elect all of CSST Delaware’s directors;

•	any stockholder wishing to properly bring a matter before a meeting of stockholders must comply with specified procedural and advance notice requirements; and
•	any vacancy on the board of directors, however the vacancy occurs, may only be filled by the directors.

In addition, Section 203 of the Delaware General Corporation Law generally limits our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirors at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

This prospectus and other documents incorporated by reference into this prospectus contain or may contain “forward-looking statements.”

These forward-looking statements include, without limitation, those statements as to:

•	the anticipated closing date of the Reincorporation Merger;

•	the benefit expected to result from the Reincorporation Merger;

•	our future business activity, performance and financial condition following the Reincorporation Merger;

•	the perceived advantages resulting from the Reincorporation Merger; and

•	the ability to retain key personnel before and after the Reincorporation Merger.

Any statements contained herein, including, without limitation, statements to the effect that we or our management “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “projects,” “continues,” “estimates” or statements concerning “potential” or “opportunity” or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements. Actual results could differ materially and adversely from those anticipated in the forward-looking statements as a result of several factors, including those set forth in “Risk Factors” beginning on page 5, which you should review carefully.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS

The proceeds from the sale of the shares of our common stock being offered by the selling stockholders pursuant to this prospectus will belong to the selling stockholders. We will not receive proceeds from the sales of our common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

DIVIDEND POLICY

We have never declared or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET FOR OUR COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

CSST BVI’s common stock has been quoted on the OTCBB since June 2005 and currently trades under the symbol “CSSTF.OB.” The CUSIP number is G21161 10 7. CSST Delaware common stock is not publicly traded, and market price information is therefore not available. We expect that CSST Delaware common stock will trade on the OTCBB under the symbol “CSST.OB” immediately after the consummation of the Reincorporation Merger.

In February 2006, CSST BVI submitted an application for listing on the American Stock Exchange, which is pending. No assurances can be given as to whether or when the application will be approved.

The following table sets forth the quarterly high and low bid prices of a share of CSST BVI common stock as reported by the OTCBB for the periods indicated. The quotations listed below reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

	Closing Bid Price (US $) *
	High	Low
Year Ended December 31, 2006
1st quarter 2006	4.40	3.50
2nd quarter 2006	8.10	3.60
3rd quarter 2006	6.50	4.00
4th quarter 2006 (through October 20, 2006)	8.05	7.05

Year Ended December 31, 2005
1st quarter 2005	N/A	N/A
2nd quarter 2005 (from June 23, 2005)	0.25	0.05
3rd quarter 2005	4.50	0.05
4th quarter 2005	3.00	1.85

Year Ended December 31, 2004
1st quarter 2004	N/A	N/A
2nd quarter 2004	N/A	N/A
3rd quarter 2004	N/A	N/A
4th quarter 2004	N/A	N/A

*	The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

Reports to Stockholders

After the consummation of the Reincorporation Merger, we plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

Approximate Number of Holders of Our Common Stock

On October 20, 2006, there were approximately 48 stockholders of record of our common stock. This number excludes the 4,714,000 shares of CSST BVI common stock owned by individual stockholders holding stock under nominee security position listings.

DILUTION

Our net tangible book value as of June 30, 2006 was $1.57 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and patents and less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data are the financial data for CSST BVI. It should be read in conjunction with our consolidated financial statements and the related notes, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this registration statement. The statement of operations data for the years ended December 31, 2003, 2004 and 2005, and the balance sheet data as of December 31, 2003, 2004 and 2005, are derived from, and are qualified by reference to, our audited consolidated financial statements that have been audited by GHP Horwath, P.C. and Child, Van Wagoner & Bradshaw, PLLC., independent auditors, and that are included in this prospectus. The statement of operations data for the fiscal years ended December 31, 2001 and 2002 and the balance sheet data as of December 31, 2001 and 2002 are derived from our unaudited consolidated financial statements that are not included in this registration statement. The statement of operations data for the six months ended June 30, 2005 and 2006 and the balance sheet data as of June 30, 2005 and 2006 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that we will experience for the entire year. Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands)
Statement of operations data:
Sales Revenues:	$4,045	$10,331	$11,795	$16,055	$32,689	$12,729	$22,609
Cost of Sales	3,349	7,030	7,581	8,796	23,473	9,849	15,175

Gross profit	696	3,301	4,214	7,259	9,216	2,880	7,434

Other income	42	30	7	467	568	241	700

Expenses:
Administrative expenses	61	233	317	507	1,183	79	673
Amortization and depreciation	346	432	135	225	260	239	189
Operating expenses	-	424	507	391	288	120	293
Other operating expenses	29	8	-	6	7	-	-
Provision for doubtful debt	-	-	-	-	-	-	-
Selling expenses	-	-	-	-	-	-	-

	436	1,097	959	1,129	1,738	438	1,155

Income from continuing operations before taxes	302	2,234	3,262	6,597	8,046	2,683	6.979

Income taxes	45	334	517	873	780	64	943

Net income	257	1,899	2,752	5,724	7,266	2,619	6,036

Earnings per share - basic	$0.015	$0.11	$0.16	$0.34	$0.39	$0.15	$0.26
Earnings per share - diluted	0.015	0.11	0.16	0.34	0.39	0.15	0.26

Weighted average number of shares outstanding — basic	17,000	17,000	17,000	17,000	17,000	17,000	23,047
Weighted average number of shares outstanding —diluted	17,000	17,000	17,000	17,000	17,000	17,000	23,140

Cash dividend declared per common share	-	-	-	-	-	-	-

Cash flows data:
Net cash flows provided by operating activities	$(9)	$(13)	$1,019	$684	$799	$1,442	$(81)
Net cash flows used in investing activities	-	(2,673)	(676)	(111)	(79)	(139)	(1)
Net cash flows used in financing activities	-	(1,629)	72	(1,056)	1,062	1,007	7,360

	December 31,					June 30,
	2001	2002	2003	2004	2005	2006
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$970	$101	$515	$33	$2,277	$9,618
Working capital	4,311	5,591	7,918	8,495	20,547	35,232
Total assets	10,688	13,582	16,977	22,009	29,117	59,150

Total current liabilities	1,766	4,126	5,900	5,208	4,505	20,076
Long term liability	-	-	-	-	-	-
Total liabilities	1,766	4,126	5,900	5,208	4,505	20,076

Total stockholders’ equity	8,593	8,850	11,077	16,801	24,612	39,074

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We manufacture, distribute, install and service security and surveillance products and systems. We generate revenues from the sale of products to, the installation of our products for, and the delivery of after sales/installation services to, our customers. Our customers are mainly government entities (customs agencies, courts, public security bureaus and prisons), non-profit organizations (including schools, museums, sports arenas and libraries) and commercial entities (including airports, hotels, real estate developments, banks, mines, railways, supermarkets, hospitals and entertainment venues), which account for approximately 40%, 10% and 50% of our sales revenues, respectively.

Our revenues are not concentrated in any one customer or group of customers because a large portion of our sales revenue derives from the installation of projects. After we have manufactured and installed a system at any particular customer site, we have generated the majority of revenue from that particular client. We would not expect to generate significant revenues from any existing client in future years unless that client has several possible installation sites. In addition, we have 37 branch offices all over China and we do not rely on customers located in particular geographic areas. As a result, in order to maintain a level of revenues each year that is at or in excess of the level of revenue we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future.

Our Background and History

We were incorporated in the BVI on April 8, 2002 under the name “Apex Wealth Enterprises Limited” as a corporation under the International Business Companies Ordinance of 1984. In February 2006, we changed our name to China Security and Surveillance Technology Inc. Prior to our reverse acquisition of Safetech, discussed in more detail below which was consummated on September 12, 2005, we were a development stage enterprise and had not yet generated any revenues. Prior to the reverse acquisition, we provided business advisory and management consulting services in greater China, initially concentrating on the Hong Kong market. The focus of these services was on small to medium size enterprises.

From and after the reverse acquisition, our business became the business of our indirect, wholly-owned subsidiary, Golden. Golden is a corporation incorporated in the PRC which is engaged in the business of manufacturing, distributing, installing and maintaining security and surveillance systems. Golden was organized in the PRC in January 1995. We are headquartered in Shenzhen, China.

Reverse Acquisition with Safetech

On September 12, 2005, we acquired 50,000 shares of the issued and outstanding capital stock of Safetech, constituting all of the issued and outstanding capital stock of Safetech. The 50,000 shares of Safetech were acquired from the individual shareholders of Safetech in a share exchange transaction in return for the issuance of 8,138,000 shares of our common stock. As a result of this transaction, Safetech became our wholly-owned subsidiary, and Golden became our indirect wholly-owned subsidiary. Completion of the transaction resulted in a change in control of our Company.   After the transaction, we were no longer a shell company. The contracts relating to this transaction have been filed as exhibits to our current report on Form 6-K that was filed with the SEC on July 22, 2005 incorporated herein by reference.

Upon the closing of the reverse acquisition, our sole director Szetang Li submitted his resignation letter pursuant to which he resigned from all offices of our Company that he then held, effective immediately, and from his position as our director, effective as of September 27, 2005.

For accounting purposes, the transaction was treated as a reverse acquisition, with Safetech as the acquirer and our Company as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Golden on a consolidated basis unless otherwise specified.

Recent Acquisitions and Transactions

On October 25, 2005, we entered into an agreement with the equity owners of Yuan Da, which were subsequently amended in April and May 2006. Pursuant to the amended agreement, we acquired all of the assets of Yuan Da. Yuan Da is a limited liability company established in Shenzhen, China and was principally engaged in the sales and development of security and surveillance systems. Under the agreement with Yuan Da, as amended, the purchase price consisted of (i) a cash payment of RMB 1,000,000 (approximately $125,000) and (ii) the issuance of 200,000 unregistered shares of our common stock valued at $500,000 (based upon the average closing market price during the twenty days before the date of the agreement).

On July 6, 2006, we entered into a stock transfer agreement with the shareholders of Chengfeng pursuant to which our subsidiary Safetech will acquire 100% ownership of Chengfeng, a leader in security surveillance software development and manufacturing in China. Chengfeng owns advanced video technology which integrates with other software and hardware applications. Proprietary software owned by Chengfeng includes the Security Resource Integration Management Platform and the Security Integration Platform, which are designed to integrate all security installations, both hardware and software, onto a single operating platform to greatly improve the management of the entire security system. Chengfeng has an established brand name and 22 valuable distribution channels across China. Under the agreement, we will pay considerations of RMB 120 million (approximately $15 million), consisting of RMB 60 million (approximately $7.5 million) in cash and RMB 60 million (approximately $7.5 million) in shares of our common stock. RMB 10 million (approximately $1.25 million) has been paid as of October 20, 2006. The balance of the cash portion of the purchase price, RMB 50 million (approximately $6.3 million), is due upon receipt of acknowledgement of the stock transfer by the Shanghai Industry & Commerce Bureau. The number of shares issuable in satisfaction of the equity portion of the purchase price is 1,331,376 (based upon the average of the closing price of our common stock on the OTCBB for the 20 trading days prior to the date of the execution of the agreement). The shares must be issued within 90 days following the receipt of the aforementioned approval from the Shanghai Industry & Commerce Bureau. We expect that we will obtain the necessary approval from the Shanghai Industry & Commerce Bureau before December 31, 2006. Please see our current report on Form 6-K filed on July 7, 2006 for more details.

On September 5, 2006, we entered into agreements to purchase the security and surveillance business of the Four-Related Companies. We were required to acquire the Four-Related Companies pursuant to a covenant contained in a securities purchase agreement with certain accredited investors, dated April 4, 2006. The covenant contained in the securities purchase agreement required us to acquire these four companies on or before October 4, 2006. Mr. Tu will not receive any consideration for the acquisition of his interest in the Four-Related Companies. However, his wife Zhiqun Li is a 20% shareholder of Jian An Ke and will receive 100,000 shares of our common stock as part of the transaction. The minority shareholders of these four companies, including Mr. Tu’s wife, will receive in aggregate 850,000 shares of our common stock. Shenzhen Guangdian is engaged in the business of manufacturing and distributing security and surveillance products. The other three companies are engaged in the business of distributing security and surveillance products.

Material Opportunities and Challenges

Regulations promulgated by governmental agencies in China relating to security and surveillance often create opportunities for us. Currently, there are a number of formal and planned regulatory drivers which we believe offer significant growth opportunities. These include the estimated $6 billion to $12 billion that the Chinese government expects to spend for security infrastructure in preparation for the 2008 Olympics, along with the planned investment by Shanghai for the 2010 World’s Fair. In addition, several ordinances have been passed by the Chinese government which require security surveillance systems to be installed in: (1) 660 cities throughout China for street surveillance; (2) all entertainment locations; (3) all Justice Departments and Courts; and (4) all coal mines in China by the end of 2008 (currently estimated to be 28,000).

We are actively pursuing near-term acquisition prospects and other strategic opportunities, including the acquisition of Chengfeng that is pending government approval from Shanghai Industry & Commerce Bureau.

We have a government policy monitoring group within the Company that regularly monitors changes in governmental regulations affecting security and surveillance. If we determine that a new regulation or a change to an existing regulation presents an opportunity for us, we actively pursue such opportunity. As a result, we act promptly on policy changes and are able to turn them into business opportunities.

We believe that in order to compete effectively in this market, we need to constantly improve the quality of our products and deliver new products. As such, we face the challenge of expanding our research and development capacity. We need to maintain a strong and sufficient research and development team and identify the right directions for our research and development.

We also face the long-term challenge of maintaining our rapid growth. In addition to maintaining the growth of our existing business, we will also employ an acquisition strategy to ensure growth in future years.

Results of Operation

Three Months Ended June 30, 2006 and 2005

The following table summarizes the results of our operations during the three months ended June 30, 2006 and 2005 and provides information regarding the dollar and percentage increase from the 2005 fiscal period to the 2006 fiscal period:

All amounts, other than percentages, in millions of U.S. dollars
	Three Months Ended June 30,
Item	2006	2005	Increase	% Increase
Revenue	$8.0	$5.5	$2.5	46.3%
Cost of Goods Sold	5.0	4.1	0.9	20.3%
Gross Profit	3.0	1.3	1.7	126.9%
Operating Expenses	0.6	0.5	0.1	29.5%
Other Income (expense)	0.5	0.1	0.4	279%
Provision for Taxes	0.3	(0.2)	0.5	-
Net Income	2.5	1.2	1.3	109.6%

Revenue

Revenue for the three months ended June 30, 2006 increased by 46.3% to $8.0 million against $5.5 million for the same period in 2005. The increase was mainly due to several reasons. First, the entire security and surveillance market in China has been expanding rapidly since the end of 2005. As the population in China in general has become wealthier, the demand for security products has grown. As a result, the demand from various industries and organizations has been increasing significantly. Second, the Chinese government began to require many public places, including city-wide surveillance systems, traffic surveillance systems, critical government locations, cyber cafés, bars and discotheques, to install security systems, which has also contributed to the increase of the demand for our products and services. Third, our strategic efforts to increase our distribution channels during 2004 and 2005 turned out to be a highly successful way to capture the wave of this growth in market demand. Finally, after we became a public reporting company in the U.S. through a reverse merger, we were able to raise sufficient working capital to facilitate our capturing more business.

During the second quarter of 2006, we signed 32 new contracts, 7 of which were completed by June 30, 2006. During this quarter, we completed approximately 70-80% of the implementation of the remaining 25 contracts. Based on Staff Accounting Bulletin No. 104, we deferred the entire contract revenue for these 25 contracts at June 30, 2006 to the third fiscal quarter. The total value of the contracts signed and in progress in the second quarter was approximately $23 million. $5.7 million of this $23 million was recognized as revenue in the second quarter of 2006. Management expects that the remaining $17.9 million of revenue will be recognized in the third quarter of 2006.

Components of Revenues

The following table shows the different components comprising our total revenues over the three month periods ended June 30, 2006 and 2005.

All amounts in millions of U.S. dollars

	Three months ended June 30,
	2006	2005

Security systems and installation	$6.5	$5.2
Sales of parts	1.5	0.3

Total	$8.0	$5.5

For the three months ended June 30, 2006, we realized $5.7 million revenue from the installation of projects pursuant to contracts signed in the second fiscal quarter of 2006. We also realized approximately $0.8 million revenue from installation projects pursuant to contracts signed in the first quarter of 2006. Income from installation projects contributed approximately 81% of the total revenue for the three months ended June 30, 2006 as compared to approximately 95% for the same period in 2005. Management believes that revenues from the installation projects will continue to be our major revenue source. However, as we put more resources into research and development of products and the expected addition of Shenzhen Guangdian and Chengfeng, management believes that the percentage of revenue from the outright sale of products will increase in the future.

Cost of Goods Sold

Cost of goods sold for three months ended June 30, 2006 increased by 20.3% to $4.98 million from $4.14 million for the same period of 2005. Such increase was mainly attributable to the increase in sales revenue. However, the increase in sales revenue outpaced the increase in costs because we were able to purchase raw materials at lower prices due to higher sales volume.

Gross profit margin increased from 24.4% for the three months ended June 30, 2005 to 37.9% for the three months ended June 30, 2006. This was mainly attributable to the higher gross purchase margins and the large increase in sales. Gross margins improved significantly during the second quarter of 2006 because of the significant increase in our business volume and hence the size of orders from our vendors.

Selling and Marketing Expenses

Selling and marketing expenses were $0.17 million for the three months ended June 30, 2006, a $0.11 million increase as compared to $0.06 million for the same period of 2005. Such increase was mainly attributable to the hiring of new staff.

General and Administrative Expenses

General and administrative expenses were $0.38 million for the three months ended June 30, 2006 as compared to $0.31 million for the same period of 2005. We believe such increase was due to the hiring of additional staff, increased property tax expenses, research and development costs, and traveling expenses. General and administrative expenses consist mainly of salaries, office utility expenses and other daily office expenses.

Income taxes

We incurred income tax expenses of $0.3 million for the three months ended June 30, 2006, an increase of $0.5 million against the tax benefits of $0.2 million for the three months ended June 30, 2005. The main reason was the increase in net income.

In accordance with the relevant tax laws and regulations of the People’s Republic of China for the Shenzhen Special Economic Zone, the corporate income tax rate was 15% for the first half of fiscal year of 2006 and fiscal year 2005. We are not aware of any tax rate change in the near future.

Net income (profit after taxes)

We earned net income of $2.5 million for the three months ended June 30, 2006, an increase of 109.5% from $1.2 million for the same period of 2005. Such increase was mainly attributable to higher gross purchase margins and the large increase in sales. Gross margins improved significantly during the second quarter of 2006 because of the significant increase in our business volume and the resulting increase in the size of orders from our vendors.

Amount due from/(to) directors

We have received advances from a director. The advances are non-interest bearing and are repayable upon demand. The balance due to the director was $ 70,990 at June 30, 2006. We expect to pay off such balances before December 31, 2006.

Six Months Ended June 30, 2006 and 2005

The following table summarizes the results of our operations during the six months ended June 30, 2006 and 2005 and provides information regarding the dollar and percentage increase from the 2005 fiscal period to the 2006 fiscal period:

All amounts, other than percentages, in millions of U.S. dollars

	Six Months Ended June 30,
Item	2006	2005	Increase	% Increase
Revenue	$22.6	$12.7	$9.9	77.6%
Cost of Goods Sold	15.2	9.8	5.4	54.1%
Gross Profit	7.4	2.9	4.5	158.1%
Operating Expenses	1.2	0.4	0.8	163.7%
Other Income (expense)	0.7	0.2	0.5	190.7%
Provision for Taxes	0.9	0.06	0.84	1375.5%
Net Income	6.0	2.6	3.4	130.5%

Revenue

Revenue for the six month period ended June 30, 2006 increased by 77.6% to $22.6 million from $12.7 million for the same period of 2005. The increase was mainly due to the same reasons as discussed above relating to the three month periods.

Components of Revenues

The following table shows the different components comprising our total revenues over the six month periods ended June 30, 2006 and 2005.

All amounts in millions of U.S. dollars

	Six months ended June 30,
	2006	2005
Security systems and installation	$19.6	$12.0
Sales of parts	3.0	0.7
Total	$22.6	$12.7

For the six month period ended June 30, 2006, we realized $22.6 million in revenue. Income from installation projects contributed approximately 86.7% of the total revenue for the six month period ended June 30, 2006 as compared to approximately 95% for the same period in 2005. Management believes that revenues from the installation projects will continue to be our major revenue source. However, as we put more resources into research and development of products and the expected addition of Shenzhen Guangdian and Chengfeng, management believes that the percentage of revenue from the outright sale of products will increase in the future.

Cost of Goods Sold

Cost of goods sold for the six month period ended June 30, 2006 increased by 54.1% to $15.2 million against $9.8 million for the same period of 2005. Such increase was mainly attributable to the increase in sales volume.

Gross profit margin increased from 22.6% for the six month period ended June 30, 2005 to 32.9% for the six month period ended June 30, 2006. This was mainly attributable to an increase in sales volume and a decrease in raw material prices.

Selling and Marketing Expenses

Selling and marketing expenses were $0.3 million for the six month period ended June 30, 2006, a $0.18 million increase as compared to $0.12 million for the same period of 2005. Such increase was mainly attributable to the hiring of new staff.

General and Administrative Expenses

General and administrative expenses were $0.67 million for the six month period ended June 30, 2006 as compared to $0.08 million for the same period last year. We believe such increase was due to the hiring of additional staff, increased property tax, research and development costs, and traveling expenses. General and administrative expenses consist mainly of salaries, office utility expenses and other daily office expenses.

Income taxes

We incurred income tax expenses of $0.9 million for the six month period ended June 30, 2006, an increase of 1375.5% against the $0.06 million for the three month period ended June 30, 2006. The main reason for such increase was the rapid increase in net income.

In accordance with the relevant tax laws and regulations of the People’s Republic of China for the Shenzhen Special Economic Zone, the corporate income tax rate was 15% for the three month periods ended June 30, 2006 and 2005.

Net income (profit after taxes)

We earned net income of $6.0 million for the three month period ended June 30, 2006, an increase of 130.5% from $2.6 million for the same period last year. Such increase was mainly attributable to the significant increase in our business volume and the resulting increase in the size of orders from our vendors.

Fiscal Years Ended December 31, 2005 and 2004

The following table summarizes the results of our operations during the fiscal years ended December 31, 2005 and 2004 and provides information regarding the dollar and percentage increase from the 2004 fiscal period to the 2005 fiscal period:

All amounts, other than percentages, in millions of U.S. dollars

	Year Ended December 31,
Item	2005	2004	Increase (decrease)	% Increase (decrease)
Revenue	32.69	16.06	16.63	103.55%
Cost of Goods Sold	23.47	8.80	14.67	166.70%
Gross Profit	9.22	7.26	1.96	27.00%
Operating Expenses	1.74	1.14	0.60	52.63%
Other Income (expense)	0.57	0.47	0.10	21.28%
Provision for Taxes	0.78	0.87	(0.09)	(10.34%)
Net Income	7.27	5.72	1.55	27.10%

Fiscal Year Ended December 31, 2004 and 2003

The following table summarizes the results of our operations during the fiscal years ended December 31, 2004 and 2003 and provides information regarding the dollar and percentage increase from the 2003 fiscal period to the 2004 fiscal period:

All amounts, other than percentages, in millions of U.S. dollars
	Year Ended December 31,
Item	2004	2003	Increase	% Increase
Revenue	16.06	11.79	4.27	36.22%
Cost of Goods Sold	8.80	7.58	1.22	16.09%
Gross Profit	7.26	4.21	3.05	72.45%
Operating Expenses	1.14	0.95	0.19	20.00%
Other Income (expense)	0.47	0.007	0.463	6614.28%
Provision for Taxes	0.87	0.52	0.35	67.31%
Net Income	5.72	2.75	2.97	108.00%

Revenue

Revenue for the year ended December 31, 2005 increased by 103.55% to $32.69 million from $16.06 million for the prior year. The substantial increase in revenue was mainly attributable to our increased marketing efforts, the increased brand recognition of our services and products and the growth of the Chinese security and surveillance market.

Revenue for the year ended December 31, 2004 increased by 36.22% to $16.06 million against $11.79 million for 2003. Such increase was mainly due to the growth of the Chinese security and surveillance market and the public’s increased awareness of the importance of having security and surveillance systems.

Components of Revenues

The following table shows the different components comprising our total revenues over each of the past three fiscal years.

All amounts in millions of U.S. dollars
Revenue	2005	2004	2003
Project income from supply and installation of security and surveillance equipment	30.56	15.53	10.06

Outright sale of security and surveillance equipment	2.13	0.53	1.73

Income from installation projects contributed approximately 90% of the total revenue in each of 2003, 2004 and 2005. Management believes that revenues from the installation projects will continue to be our major revenue source. However, as we put more resources into research and development of products and the expected acquisition of Shenzhen Guangdian and Chengfeng, management believes that the percentage of revenue from the outright sale of products will increase in the future.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2005 increased by 166.70% to $23.47 million against $8.80 million for 2004. Such increase was mainly attributable to the increase of sales revenue.

Gross profit margin decreased from 45.21% for the year ended December 31, 2004 to 28.19% for the year ended December 31, 2005. This was mainly attributable to increased competition and our strategic decision in taking some projects that had a lower profit margin, but were important for gaining market share.

Cost of goods sold for the year ended December 31, 2004 increased by 16.09% to $8.80 million from $7.58 million for 2003. The increase was generally in line with the revenue increase.

Gross profit margin increased from 35.73% for the year ended December 31, 2003 to 45.21% for the year ended December 31, 2004 which was mainly attributable to the increase in our brand recognition which allowed us to have higher profit margins.

The following table illustrates in detail the items constituting our cost of goods sold.

All amounts, other than percentages, in millions of U.S. dollars

Cost Item	2005FY	2004FY	2003FY
Salary	1.09	1.01	0.25
Percentage	4.64%	11.48%	3.30%

Purchase	22.38	7.79	7.33
Percentage	95.36%	88.52%	96.70%

Total	23.47	8.80	7.58
Percentage	100%	100%	100%

Selling and Marketing Expenses

Selling and marketing expenses were $0.29 million for the year ended December 31, 2005, a $0.10 million decrease as compared to $0.39 million for the year ended December 31, 2004. We started building branches in provincial cities in China in the fiscal year of 2003, and incurred large costs in connection with setting up these branches. All of our branch offices were set up by the end of 2004. As a result, selling and marketing expenses decreased in 2005.

Selling and marketing expenses were $0.39 million for the year ended December 31, 2004 as compared to $0.50 million for the year ended December 31, 2003. The $0.11 million decrease in the selling and marketing expenses was mainly attributable to the larger costs incurred in connection with the initial setting up of the branches in 2003. Such expenses decreased in 2004.

General and Administrative Expenses

General and administrative expenses were $1.18 million for the year ended December 31, 2005 as compared to $0.51 million for the year ended December 31, 2004. We believe such increase was generally in line with the increase in revenue. General and administrative expenses consist mainly of salaries, office utility expenses and other daily office expenses.

General and administrative expenses were $0.51 million for the year ended December 31, 2004 as compared to $0.32 million for the year ended December 31, 2003. Such increase was mainly attributable to the increase in daily office expenses that resulted from the expansion of our business.

Finance Costs

We did not incur finance costs in 2003, 2004 and 2005, as we had no bank loans during these periods.

Income taxes

We incurred income tax expenses of $0.78 million for the year ended December 31, 2005, a decrease of 10.34% from the $0.87 million for the year ended December 31, 2004. We incurred a tax expense of $1.37 million in fiscal year 2005 due to higher revenue and profits in fiscal year 2005. However, $589,601 of the taxes paid was treated as net deferred tax assets. As a result, a $0.78 million income tax was recorded after deducting the $589,601 from the account of income taxes actually paid of $1.37 million.

We incurred income tax expenses of $0.87 million for the year ended December 31, 2004, an increase of 67.31% from $0.52 million for the year ended December 31, 2003. Such increase was mainly attributable to the higher revenue and the $0.48 million rental income we received from our related parties, namely Jiangxi Golden, Jiangxi Golden Motuo Che Zhizhao Co. Ltd. and Jian Golden An Ke Technology Co. Ltd. for renting our manufacturing plants in fiscal year 2004.

In accordance with the relevant tax laws and regulations of the People’s Republic of China for the Shenzhen Special Economic Zone, the corporate income tax rate was 15% for the fiscal years 2005, 2004 and 2003. We are not aware of any tax rate change in the near future.

Net income (profit after taxes)

We earned net income of $7.27 million for the year ended December 31, 2005, an increase of 27.10% from $5.72 million for the year ended December 31, 2004. Such increase was mainly attributable to the increase in revenue.

We earned net income of $5.72 million in the year ended December 31, 2004, an increase of 108.00% from $2.75 million for the year ended December 31, 2003. Such increase was mainly attributable to the increase in revenue and the rental income as mentioned above.

Amount due from/(to) directors

We made advances to our directors which were non-interest bearing and were repayable upon demand. The balances due were $1,006,806 on December 31, 2004 and were repaid during 2005. These advances were made before the reverse acquisition of Safetech. Since the reverse acquisition, we have adopted a policy of not making any loans to our officers, directors or affiliates in order to comply with the requirements of the Sarbanes-Oxley Act of 2002.

We also received advances from one of our directors to facilitate our business operations during the years ended December 31, 2005 and 2004. Such loans were non-interest bearing and were payable upon demand. The balances due at December 31, 2005 and 2004 were $69,646 and $13,946, respectively. We expect to pay off such balances by the end of 2006.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•
Basis of Consolidation - The consolidated financial statements of the Company and its subsidiaries are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidation.

•
Deferred Income - Deferred income represents amount billed for contracts for supply and installation of security and surveillance equipment which have not been fully completed at the balance sheet date.

•
Intangible Assets - Intangible assets represent a surveillance recording system acquired from Yuan Da. The value was established by an independent accounting firm. The value of the recording system is to be amortized using the straight-line method over its estimated useful life of five years.

•
 Inventories - Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

When inventories are sold, their carrying amount is charged to expense in the year in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the year the impairment or loss occurs.

•
Accounts Receivable - Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

•	Advances to Suppliers - Advances to suppliers represent the cash paid in advance for purchasing of inventory items from suppliers.

•
Revenue Recognition - The Company derives the bulk of its revenue from the supply and installation of security and surveillance equipment, and the two deliverables do not meet the separation criteria under EITF issue 00-21. The installation is not considered to be essential to the functionality of the equipment having regard to the following criteria as set out in SAB 104:

(i)  The security and surveillance equipment is a standard product with minor modifications according to customers’ specifications;

(ii) Installation does not significantly alter the security and surveillance equipment’s capabilities; and

(iii) Other companies which possess the relevant licenses are available to perform the installation services.

Accordingly, the portion of the contract price which is not payable until the installation service is completed is deferred until the completion of the installation service and the balance of the contract price is recognized as revenue upon delivery and acceptance of the security and surveillance equipment by the customers.

Revenue from the outright sale of security and surveillance equipment is recognized when delivery occurs and risk of ownership passes to the customers.

•
Foreign Currency Translation - The functional currency of the Company is Renminbi (RMB) and RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of shareholders’ equity. The exchange rates adopted are as follows:

	2005	2004	2003
Year end RMB/US $: exchange rate	8.07	8.28	8.28
Average yearly RMB/US $: exchange rate	8.19	8.28	8.28

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation

•
Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

•
Income Taxes - Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard (SFAS) No. 109, “Accounting for Income Taxes,” these deferred taxes are measured by applying currently enacted tax laws.

Inflation

We believe our operations have not been and will not in the foreseeable future be materially adversely affected by inflation or changing prices.

Foreign Currency Translation Gain

Our operating subsidiary is located in China.  The operating subsidiary purchases all products and renders services in China and receives payment from customers in China using Chinese Renminbi as the functional currency.  We do not engage in currency hedging.

We incurred a foreign currency translation gain of $545,233 for the year ended December 31, 2005 as compared with no foreign currency translation gain for the period ended December 31, 2004. On July 21, 2005, China reformed its foreign currency exchange policy, revalued the Renminbi by 2.1% and allowed the Renminbi to appreciate as much as 0.3% per day against the U.S. dollar. As a result, we implemented different exchange rates in translating Renminbi into U.S. dollar in our financial statements for fiscal year 2005, the exchange rates of 8.07, 8.19 and 8.28 were implemented in calculating the assets and liabilities, revenue and expenses, and shareholders’ equity, respectively, which results in a $545,233 foreign currency translation gain in fiscal year 2005.

Liquidity and Capital Resources

As of June 30, 2006 and December 31, 2005, we had cash and cash equivalents of $9.6 million and $2.3 million, respectively. The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

Cash Flow

	Years Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
	(In thousands)
Net cash provided by (used in) operating activities	$1,019	$684	$799	$1,443	$(81)
Net cash provided by (used in) investing activities	$(676)	$(110)	$(79)	$(139)	$(1)
Net cash provided by (used in) financing activities	$72	$(1,056)	$1,063	$1,007	$7,360
Cash and cash equivalents at end of period	$516	$33	$2,277	$2,344	$9,618

Operating Activities:

Net cash used for operating activities was $0.08 million for the six month period ended June 30, 2006 which is a decrease of $1.5 million from the $1.4 million net cash provided by operating activities for the same period in 2005. The decrease was mainly due to substantial increases in accounts receivables, inventories and advances to suppliers.

Net cash provided by operating activities in 2005 totaled $0.8 million, which is an increase of $0.1 million from net cash provided by operating activities of $0.7 million in 2004. The increase was mainly due to an increase in current liabilities.

Net cash provided by operating activities during 2004 totaled $0.7 million, which is a decrease of $0.3 million from net cash provided by operating activities of $1.0 million during 2003. The increased was mainly due to an increase in account receivables.

Investing Activities:

Our main uses of cash for investing activities are payments for the acquisition of property, plant and equipment.

Net cash used for investing activities in the six month period ended June 30, 2006 was $ 0.01 million, which is a decrease of $0.13 million from net cash used for investing activities of $0.14 million in the same period of 2005 due to the decrease in purchases of fixed assets.

Net cash used for investing activities in the year 2005 was $0.08 million, which is a decrease of $0.1 million from net cash used for investing activities of $0.1 million in 2004. The decrease for 2005 was primarily the result of the decrease in purchases of fixed assets.

Net cash used for investing activities in 2004 totaled $0.1 million as compared to $0.7 million used for investing activities in 2003. The $0.6 million decrease of net cash used for investing activities in 2004 was mainly attributable to the reversion of construction in progress.

Financing Activities:

Net cash provided by financing activities in the six month period ended June 30, 2006 totaled $7.3 million as compared to $1.0 million provided by financing activities in the same period of 2005. The increase in the cash provided by financing activities was mainly attributable to the issuance of new shares to investors.

Net cash provided by financing activities was $1.0 million in 2005 as compared to $1.0 million used for financing activities in 2004. Such increase was mainly attributable to the cash advance made to the Company by one of the directors.

Net cash used for financing activities was $1.0 million in 2004, a decrease of $1.0 million from net cash of $0.07 million provided by financing activities in 2003. Such decrease was mainly attributable to an advance made to one of our directors.

We are substantially debt-free and no credit facility has been applied for by our Company. In April 2006, we completed a private placement of shares of our common stock to 3 accredited investors. As a result of this private placement, we raised $8,000,000 in gross proceeds, which left us with approximately $7.36 million in net proceeds after the deduction of approximately $0.64 million of offering expenses. In July 2006, we raised another $16.2 million in gross proceeds from another private placement transaction, most of the $14.9 million net proceeds will be used for the acquisition of Chengfeng.

Other than the consideration to be paid to Chengfeng and the Four-Related Companies, we have no material commitments for capital expenditures as of September 30, 2006. As part of our business strategy, we may acquire other businesses engaged in similar or complementary industries if the appropriate opportunity arises. In that event, we may need to raise more capital from the equity market to finance such acquisition. However, we believe that our currently available working capital, after receiving the aggregate proceeds of the capital raising activities referred to above, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Off-Balance Sheet Arrangements

We currently do not engage in any off-balance sheet arrangements.

Tabular Disclosure of Contractual Obligations

Below is a brief summary of the payment obligations under materials contracts to which we are a party.

Contractual Obligations	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	0	0	0	0	0
Capital (Finance) Lease Obligations	0	0	0	0	0
Operating Lease Obligations	$93,286	$34,982	$58,304	0	0
Purchase Obligations	0	0	0	0	0
Other Long-Term Liabilities Reflected on the Company’s Balance Sheet under GAAP of the primary financial statements	0	0	0	0	0
Total	$93,286	$34,982	$58,304	0	0

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

We had no bank loans or other interest bearing borrowings as of June 30, 2006, therefore, we are not exposed to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated revenues and consolidated costs and expenses are denominated in Renminbi. All of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and RMB. If the RMB depreciates against the U.S. Dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. Dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

DESCRIPTION OF BUSINESS

History and Development of the Company

We were incorporated in the BVI on April 8, 2002 under the name “Apex Wealth Enterprises Limited” as a corporation under the International Business Companies Ordinance of 1984. In February 2006, we changed our name to China Security & Surveillance Technology, Inc. Prior to our reverse acquisition of Safetech, discussed in more detail below which was consummated on September 12, 2005, we were a development stage enterprise and had not yet generated any revenues. Prior to the reverse acquisition, we provided business advisory and management consulting services in greater China, initially concentrating on the Hong Kong market. The focus of these services was on small to medium size enterprises.

From and after the reverse acquisition, our business became the business of our indirect, wholly-owned subsidiary, Golden. Golden is a corporation incorporated in the PRC which is engaged in the business of manufacturing, distributing, installing and maintaining security and surveillance systems. Golden was organized in the PRC in January 1995. We are headquartered in Shenzhen, China.

Reverse Acquisition with Safetech

On September 12, 2005, we acquired 50,000 shares of the issued and outstanding capital stock of Safetech, constituting all of the issued and outstanding capital stock of Safetech. The 50,000 shares of Safetech were acquired from the individual shareholders of Safetech in a share exchange transaction in return for the issuance of 8,138,000 shares of our common stock. As a result of this transaction, Safetech became our wholly-owned subsidiary, and Golden became our indirect wholly-owned subsidiary. Completion of the transaction resulted in a change in control of our Company. After the transaction, we were no longer a shell company. The contracts relating to this transaction have been filed as exhibits to our current report on Form 6-K that was filed with the SEC on July 22, 2005 incorporated herein by reference.

Upon the closing of the reverse acquisition, our sole director Szetang Li submitted his resignation letter pursuant to which he resigned from all offices of our Company that he then held, effective immediately, and from his position as our director, effective as of September 27, 2005.

For accounting purposes, the transaction was treated as a reverse acquisition, with Safetech as the acquirer and our Company as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Golden on a consolidated basis unless otherwise specified.

Recent Acquisitions and Transactions

On October 25, 2005, we entered into an agreement with the equity owners of Yuan Da, which were subsequently amended in April and May 2006. Pursuant to the amended agreement, we acquired all of the assets of Yuan Da. Yuan Da is a limited liability company established in Shenzhen, China and was principally engaged in the sales and development of security and surveillance systems. Under the agreement with Yuan Da, as amended, the purchase price consisted of (i) a cash payment of RMB 1,000,000 (approximately $125,000) and (ii) the issuance of 200,000 unregistered shares of our common stock valued at $500,000 (based upon the average closing market price during the twenty days before the date of the agreement).

On July 6, 2006, we entered into a stock transfer agreement with the shareholders of Chengfeng pursuant to which our subsidiary Safetech will acquire 100% ownership of Chengfeng, a leader in security surveillance software development and manufacturing in China. Chengfeng owns advanced video technology which integrates with other software and hardware applications. Proprietary software owned by Chengfeng includes the Security Resource Integration Management Platform and the Security Integration Platform, which are designed to integrate all security installations, both hardware and software, onto a single operating platform to greatly improve the management of the entire security system. Chengfeng has an established brand name and 22 valuable distribution channels across China. Under the agreement, we will pay considerations of RMB 120 million (approximately $15 million), consisting of RMB 60 million (approximately $7.5 million) in cash and RMB 60 million (approximately $7.5 million) in shares of our common stock. RMB 10 million (approximately $1.25 million) has been paid as of October 20, 2006. The balance of the cash portion of the purchase price, RMB 50 million (approximately $6.3 million), is due upon receipt of acknowledgement of the stock transfer by the Shanghai Industry & Commerce Bureau. The number of shares issuable in satisfaction of the equity portion of the purchase price is 1,331,376 (based upon the average of the closing price of our common stock on the OTCBB for the 20 trading days prior to the date of the execution of the agreement). The shares must be issued within 90 days following the receipt of the aforementioned approval from the Shanghai Industry & Commerce Bureau. We expect that we will obtain the necessary approval from the Shanghai Industry & Commerce Bureau before December 31, 2006. Please see our current report on Form 6-K filed on July 7, 2006 for more details.

On September 5, 2006, we entered into agreements to purchase the security and surveillance business of the Four-Related Companies. We were required to acquire the Four-Related Companies pursuant to a covenant contained in a securities purchase agreement with certain accredited investors, dated April 4, 2006. The covenant contained in the securities purchase agreement required us to acquire these four companies on or before October 4, 2006. Mr. Tu will not receive any consideration for the acquisition of his interest in the Four-Related Companies. However, his wife Zhiqun Li is a 20% shareholder of Jian An Ke and will receive 100,000 shares of our common stock as part of the transaction. The minority shareholders of these four companies, including Mr. Tu’s wife, will receive in aggregate 850,000 shares of our common stock. Shenzhen Guangdian is engaged in the business of manufacturing and distributing security and surveillance products. The other three companies are engaged in the business of distributing security and surveillance products.

Organizational Structure

CSST BVI owns all of the issued and outstanding shares of Safetech. Safetech owns all of the issued and outstanding shares of Golden and China Security & Surveillance Technology (HK) Ltd., a Hong Kong corporation. Currently, Golden is the sole operating subsidiary of our Company. Upon the consummation of the acquisition of Chengfeng, Chengfeng will become another operating subsidiary of our Company. China Security & Surveillance Technology (HK) Ltd. was established in September 2006 for the sole purpose of being the holding company of Chengfeng. We expect to transfer all the equities of Cheng Feng to China Security & Surveillance Technology (HK) Ltd. after the closing of the acquisition.

Business Overview

Through Golden, we are engaged in the business of manufacturing, distributing, installing and maintaining security and surveillance systems. Our customers are located throughout China.

Golden’s customers are mainly government entities, non-profit organizations and commercial entities. Golden’s marketing network divides China into nine geographic regions. Golden has 37 branch offices. Golden derives most of its revenues from the installation of security and surveillance systems as well as the sales of products including embedded digital video recorders, PC digital video recorders, mobile digital video recorders, digital cameras and auxiliary apparatus.

We have established a partnership with Beijing University to conduct our research and development on security and surveillance technology and the development of new products.

Opportunities for Growth

Currently, there are a number of formal and planned regulatory drivers which we believe offer significant growth opportunities. These include the estimated $6 billion to $12 billion that the Chinese government expects to spend for security infrastructure in preparation for the 2008 Olympics, along with the planned investment by Shanghai for the 2010 World’s Fair. In addition, several ordinances have been passed by the Chinese government which require security surveillance systems to be installed in: (1) 660 cities throughout China for street surveillance; (2) all entertainment locations; (3) all Justice Departments and Courts; and (4) all coal mines in China by the end of 2008 (currently estimated to be 28,000 coal mines).

We recently acquired the security and surveillance business of the Four-Related Companies and entered into an agreement with the shareholders of Chengfeng to acquire 100% ownership of Chengfeng. We are actively pursuing near-term acquisition prospects and other strategic opportunities,

Our Industry

The Chinese surveillance and security industry was established at the beginning of the 1980’s, and the surveillance and security products were used primarily by government agencies, financials institutions, transportation companies and mega-size companies. Since then, the industry has experienced significant growth and is growing at an annual rate of approximately 40%, according to the China Public Security Guide published by the Chinese Security and Protection Association, which also predicts that the industry will grow by 20-30% annually in the near future and that the Chinese market for security and surveillance products and services will reach RMB 1 trillion by 2020.

In 2006, the Chinese government promulgated Ordinance 458 which requires all entertainment locations to install surveillance systems. In addition, the booming Chinese real estate market and the increasing focus on the security of the Chinese mining industry provide great opportunities for the surveillance and security industry.

At present, video surveillance is estimated to have a market of about RMB 60 billion and accounts for about 40% of the surveillance and security market. It is expected that the video surveillance market share will increase to approximately 60% of the whole industry, according to the China Public Security Guide published by the China Security and Protection Association.

Our Strategy

Our primary business strategy is to achieve annual growth in revenue by building our brand and reputation. We intend to focus significant efforts on promoting our brand and improving our brand recognition.

Our research and development efforts are aimed at finding new varieties of products, improving existing products, improving overall product quality and reducing production costs. We cooperate with Beijing University and have established a joint lab for the research of video surveillance technology. Our research and development efforts are led by Dr. Yong Zhao, who worked for the research and development department of a large international surveillance and security company and has extensive research experience.

In addition, Shenzhen is one of the biggest and most concentrated bases for electronic products in China. We are headquartered in Shenzhen, which allows us to take advantage of the resources of Shenzhen’s numerous electronic product manufacturers and benefit from economies of scale.

Over the last several years, we have established one of the largest surveillance and security product distribution networks in China. Our distribution network covers nine regions and includes 37 branches, which allows us to provide timely services and specially tailored solutions to our customers throughout China.

Our growth strategy also includes identifying and acquiring businesses engaged in similar or complementary industries. However, we may not be able to consummate any additional acquisitions, and any businesses that we do acquire may not be successful. In addition, the acquisition of a business through the issuance of our securities, which is the most likely consideration for any acquisition that we pursue, will result in dilution of our earnings per share affecting our existing stockholders.

Products and Services

We engage in the business of manufacturing, distributing, installing and maintaining surveillance and security products.

1. Installation Services

In the past three years, we derived approximately 90% of our revenues from the supply and installation of security and surveillance systems for various projects involving railways, schools, banks, highways, commercial buildings, and public security and government entities, among others. Generally, our installation projects involve the following steps:

Bidding

We receive most of our installation projects through a bidding process. In a typical bidding process, our potential client will send us and our competitors a request for proposal that outlines the work to be performed and the specifications of the equipment to be installed. We then prepare and submit our bid and the potential client chooses the winning contractor from among all the bids submitted. On some projects, we also act as a subcontractor where a third party has submitted a winning bid.

System Design

Upon winning a project, we provide the final project design for approval. System design is generally conducted through the joint efforts of our research and development personnel, sales department, project service department and quality control department.

Purchase of Security and Surveillance Products

The major products used in our installation projects include computer accessories, decoders, video capture cards, recorders and computer cases. We use equipment manufactured by us in most of the installation projects, but also use products from other manufacturers. Generally, approximately 60% of the equipment used in any given project is equipment we have manufactured.

Installation

We have a project service department which performs installations. We use subcontractors for non-technical labor intensive work. We usually assign a project group with 5-10 members who are in charge of the technical components of the project and manage the progress of each project.

System Software Design and Integration

System software design and integration services are usually conducted by our technical department. We design software for our customers’ security and surveillance systems in accordance with our customers’ specifications. We generally test the software on our own computer system before integrating it into our customer’s computer system. We then assign our technicians to the site of each project to assist in the integration of the security and surveillance system with our customers’ computer system.

Testing

Upon integration, our technical department will test and examine the system to ensure the proper functioning of the installed security and surveillance system.

2. Our Products

In the past three years, we have derived approximately 10% of our revenues from sales of our products, excluding products sold in connection with the installation projects described above. We manufacture the key components of the security and surveillance products and rely on third party electronic assembling companies to assemble the final products utilizing our technology. The final products are sold under our brand names. Our main products include embedded digital video recorders, PC digital video recorders, mobile digital video recorders, digital cameras and auxiliary apparatus.

Embedded digital video recorders (Embedded DVR)

The Embedded DVR stores digital images captured via the security cameras. It also controls the recording functions of the cameras and manages the storage of the data. This product has a pre-installed Golden surveillance software system which will enable it to perform access control and recording functions. It also has an upgradable hard drive which will allow clients to customize the digital storage capacity, network server functions which will allow the clients to access the digital images via Internet, MPEG-4 video compression which will allow a more efficient compression of the images and higher image quality and 4-16 signal input channels which will allow 4 to 16 cameras to be connected to the Embedded DVR. This product has the competitive features of small size, low cost and high reliability. The targeted markets for this product are small to medium size businesses, non-profit organizations and home use. It is suitable for small sized security and surveillance needs.

PC digital video recorders (PC DVR)

Similar to the Embedded DVR, the PC DVR provides recording and compression functions. It has pre-installed Golden surveillance software system, upgradable hard drive, network server function, MPEG-4 Video compression method and 4-36 signal input channels and uses Windows operating system. The main difference is that the PC DVR has expanded capacity to accommodate recording functions for a greater number of cameras compared to the Embedded DVR. In addition, it is operated via Microsoft’s Windows Operating System. The targeted markets for these products are large projects and community security projects.

Mobile digital video recorders (Mobile DVR)

Similar to the Embedded DVR, the Mobile DVR is smaller in size and has a maximum of 4 ports. The Mobile DVR, which can be installed in a vehicle, enables recording of digital video images within the cabin. This product is easily installed, supports GPS/GPRS and has 1 to 4 signal input channels and MPEG-4 video compression. The targeted markets for this product are the transportation industry and governmental agencies.

Digital Camera

Digital cameras can be easily installed within the customer’s site. The range of cameras that we produce and sell includes color Charge Coupled Device (“CCD”) cameras, indoor color CCD dome cameras, color/black and white CCD flying saucer cameras, Infra Red CCD multi-function cameras, mini Digital Signal Processing (“DSP”) cameras, indoor stand alone sphere CCD cameras and network high speed sphere CCD cameras.

Auxiliary apparatus

Auxiliary apparatus includes DVR compression cards, decoders, alarm notification switches, digital video fiber optics systems and matrix switch/control systems.

As discussed above, we plan to acquire Shenzhen Guangdian, a manufacturer and distributor of security and surveillance system products in October 2006. In addition, our acquisition of Chengfeng is expected to close before December 31, 2006. The expected addition of Shenzhen Guangdian and Chengfeng will significantly improve the manufacturing capacity and sales of the above products.

Distribution and Marketing

We have developed a multi-tiered marketing plan, allowing us to effectively market products and services to our clients. We sell most of our products and services through our own distribution network. Our distribution network covers all of China.

We have approximately 160 engineers and sales personnel. We divide our market into 9 geographic regions and have 37 branch offices in provincial capital cities throughout China. Each region is managed by a regional manager who is responsible for technical support and management within the region as well as client relations. 22 more distribution points will be added into our distribution network upon the consummation of the acquisition of Chengfeng.

In addition to our own branch offices and employees, we cooperate with independent sales agents and have established close relationships with these sales agents in order to take advantage of their regional resources and provide products and services that are tailored to the needs of our customers in those regions.

Through this distribution and marketing network, we believe we can continue to promote our brand recognition, strengthen the management of our distribution network and improve our sales revenue and market share.

We have also been marketing and promoting our products through the following means:

•	participating in various industrial shows to display our products;

•	advertising in industrial magazines and periodicals to introduce and promote our products;

•	publishing our own magazine which is distributed to our suppliers and sales agents so that they can better understand our company and strengthen their confidence in us; and

•	utilizing the Internet to promote our products, such as the public safety network, Chinese Security Association network and HuiChong Network.

Research and Development

Currently, we have approximately 70 employees devoted to our research and development efforts, which are aimed at finding new varieties of products, improving existing products, improving overall product quality and reducing production costs. We have established a strategic partnership with Beijing University under which we will provide funds to Beijing University for the research and development of video surveillance and security products. Our research and development efforts are led by Dr. Yong Zhao, who worked for the research and development department of a large international surveillance and security company and has extensive research experience Under the agreement, we have agreed to provide Beijing University a maximum amount of RMB 2,000,000 (approximately $250,000). Management anticipates that the RMB 2,000,000 (approximately $250,000) will be provided during 2006 and 2007. We did not have any research and development expenditure in fiscal years 2005, 2004 and 2003.

Employees

We have approximately 299 full-time employees, 69 of them are administrative and accounting staff, 70 of them are research and development staff and 160 of them are engineers and sales staff.

Approximately 142 employees are located in Shenzhen, and the rest of the employees are located in various branches throughout China.

Approximately 80% of our employees have bachelor degrees and most of those majored in computer sciences.

Our employees have trade unions which protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members.  We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

 As required by applicable Chinese law, we have entered into employment contracts with all of our officers, managers and employees.  Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments.  We are required to contribute monthly to the plan at the rate of 23% of the average monthly salary.  As of the date of this report, we have complied with the regulation and have paid the state pension plan as required by the law.

In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurance for part of our employees. For those whom we have not purchased social insurance, the premium has been added into their salary so that they can purchase social insurance in their individual capacity at the location of their recorded residences.

With the expansion of our business operations and the acquisition of Chengfeng, we expect that the number of our employees will increase in the next 12 months.

Seasonality

Our sales are affected by seasonality. Our revenue is usually higher in the second half of the year than in the first half of the year because fewer projects are undertaken during and around the Chinese spring festival.

Customers

Our customers are mainly government entities (customs agencies, courts, public security bureaus and prisons), non-profit organizations (including schools, museums, sports arenas and libraries) and commercial entities (including airports, hotels, real estate developments, banks, mines, railways, supermarkets, hospitals and entertainment venues), which account for approximately 40%, 10% and 50% of our sales revenues, respectively.

Our revenues are not concentrated in any one customer or group of customers because a large portion of our sales revenue derives from the installation of projects. After we have manufactured and installed a system at any particular customer site, we have generated the majority of revenues from that particular client. We would not expect to generate significant revenues from any existing client in future years unless that client has several possible installation sites. In addition, we have 37 branch offices all over China and we do not rely on customers located in one particular geographic area. As a result, in order to maintain a level of revenues each year that is at or in excess of the level of revenues we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future.

Raw Materials

We use manufactured electronic components in our products. The main components of our products include camcorders, monitors, frames, decoders, lenses, outdoor hoods and digital video recorders (“DVR”).

Shenzhen is one of the biggest and most concentrated bases for electronic products in China. As a result, there are numerous suppliers and vendors of the components needed for our products. Because of the fierce competition among the suppliers, the prices of our principal components are not volatile and we are able to purchase these raw materials at reasonable prices. We have entered into written contracts with several suppliers and vendors. Our main suppliers are Shenzhen Ronghen Co. Ltd., Shenzhen Dongxun Shidai Technology Co. Ltd., Shenzhen Kerui Electronic Co. Ltd., Shenzhen Huichuang Computer Technology Co. Ltd. and Shenzhen Jingfeiya Electronic Co. Ltd. We believe we are not dependent on any of these suppliers and will be able to replace them, if necessary, without material difficulties.

Our Competition

There are many companies in China engaged in the business of manufacturing surveillance and security products and designing and installing security and surveillance systems. The surveillance and security industry in China is still an immature industry and no company has monopolized the industry. In the surveillance and security industry, it is difficult for very large companies to reap benefits from their size, because most of the projects require the product to be specially tailored to meet customers’ individual requirements.

In the security and surveillance industry, we compete based upon price, product quality, ability to distribute products, and ability to provide after sales service.

Our major competitor in China is Hangzhou Haikang Weishi Digital Technology Co. Ltd. Hangzhou Haikang Weishi Digital Technology Co. Ltd. focuses on the development of video and audio decoding technology and the development and manufacture of digital video compression cards. Its most successful product is a digital video compression card which accounts for approximately 50% of the market.

Another group of competitors is international companies. Some of our international competitors are larger than we are and possess greater name recognition, assets, personnel, sales and financial resources. However, these competitors generally have higher prices for their products, and most of them do not have strong distribution networks in China.

We believe that the range of our product and service offerings, our brand recognition by the market, our relatively low labor cost and our extensive distribution channels enable us to compete favorably in the market for the security and surveillance products and services that we offer in China.

Regulation

All security and surveillance products produced in China must satisfy testing by the China Public Security Bureau, and manufacturers of such products must receive the Security Technology Protection Product Manufacturing Permit from the provincial agency. We satisfactorily completed this testing in 2002 and also received a permit from Guangdong province in May 2003. In addition, we have a license from the Guangdong province for the design, installation and repair of security protection systems.

We believe that we are in material compliance with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies, and that all license fees and filings are current.

Intellectual Property

We have registered with the Trademark office of the State Administration for Industry and Commerce of China the following trademarks:

	Name	Trademark No.	Type	Expiration Date	Status
1	Golden Group	4108508	Word (Chinese)	July 2014	Approved
2	DVR	4108509	Word	July 2014	Approved
3		4108511	Word and Logo	July 2014	Approved
4		4108510	Logo	July 2014	Approved
5		3814725	Word and logo	December 2013	Approved
6	JDR	N/A	Word	N/A	Pending

In addition, our subsidiary Golden has registered the domain name www.goldengroup.cn.

We hold no patents under our own name. We protect our trade secrets through confidentiality provisions of the employment contracts we enter into with our employees. In addition, our engineers are generally divided into different project groups, each of which generally handles only a portion of the project. As a result, any one engineer generally has no access to the entire design process and documentation.

Property, Plant, and Equipment

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

We currently have land use rights to approximately 119,245 square meters consisting of manufacturing facilities and office buildings in various parts of China, including Shenzhen and Jiangxi province. We have fully paid the land use fees. The chart below lists all facilities owned by us.
Location	Type of Facility	Size of the Land (Square Meters)	Size of the Building (Square Meters)
Shangtian, Taihe County, Jiangxi Province	Manufacturing	64,533	45,877.5

No. 45 Jifu Road, Jiangxi Province	Manufacturing	28,592.66	5,224.34

Jishui County, Jiangxi Province	Manufacturing	24,866.52	10,404.67

4th Floor, Building 3, Shaige Technology Park, Futian District, Shenzhen	Office and Manufacturing	1,252.47	1,252.47

Total		119,244.65	62,758.98

In addition, in April 2006, we entered into a lease agreement with Shenzhen Huiye Technology Co. Ltd. or Huiye pursuant to which we lease 3,288 square meters of office space and manufacturing facilities from Huiye. The lease has a two-year term which runs from April 16, 2006 to April 15, 2008. The rent was free from April 16, 2006 to June 15, 2006. The monthly rent is now approximately $1.38 (RMB 11) per square meter.

We believe our property is sufficient to meet our current needs. As our business expands, we will consider acquiring additional property rights.

Legal Proceedings

From time to time, we have disputes that arise in the ordinary course of its business. Currently, there are no material legal proceedings to which we are a party, or to which any of our property is subject, that we expect to have a material adverse effect on our financial condition.

MANAGEMENT

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors.

NAME	AGE	POSITION
Guoshen Tu	41	CEO and Chairman of the Board
Shufang Yang	36	COO and Director
Jianguo Jiang	40	Vice President and Director
Jinxu Wu	35	Chief Financial Officer
Lingfeng Xiong	54	Vice President and Director
Yong Zhao	43	Chief Technology Officer
Terence Yap	35	Vice Chairman of the Board and Vice President

Guoshen Tu.  Mr. Tu has been our Chief Executive Officer and a director since September 2005.  He has extensive experience in surveillance and technology.  From 1999 to 2001, he served as Chief Executive Officer of Zhongshan Golden Grains Industry Limited and as President of Jiangxi Golden Group Limited.  From 2001 to 2005, Mr. Tu was the Chief Executive Officer and Secretary of Golden Group Corporation (Shenzhen) Limited. Mr. Tu currently serves as the Chairman of Shenzhen Guangdian, Shenyang Golden, Jiangxi Golden, Jian Golden An Ke and Jiangxi Golden Motuo Che Zhizhao Co. Ltd., but is not involved in the daily management of these companies. Mr. Tu holds his position as the Chairman of Jiangxi Golden through his brother.

Shufang Yang. Mr. Yang has served as our Chief Operating Officer and director since August 17, 2006. Mr. Yang worked for Zhejiang Yin Cheng Electronic Ltd. as the general manager from July 1998 to April 2001 and has served as the President and CEO of Chengfeng since April 2001. Mr. Yang has extensive experience in the security and surveillance industry and received an EMBA from China Europe International Business School.

Jianguo Jiang. Mr. Jiang has served as our Vice President since August 2006 and our director since January 2006. From 1999 to 2003, Mr. Jiang worked for Shenzhen Shi Xun Tong Electronics Ltd as a general manager. He was responsible for supervising daily operations and marketing activities.  From 2003 to 2005, Mr. Jiang served as the president in Yuan Da Wei Shi Technology Limited. He is responsible for strategic decision-making and market expansion of our Company.

Jinxu Wu.  Mr. Wu has been our Chief Financial Officer since January 2005.  He has experience in financial activities of corporations.  From 2000 to 2004, he worked as a financial manager for Shenzhen Shi Roydatas Technical Limited where he supervised preparation of financial statements, financing activities, capital allocation and internal controls.  From 2004 to 2005, Mr. Wu was the Chief Financial Officer of Golden Group Corporation (Shenzhen) Ltd.  At our Company, he supervises financial statements analysis, budgeting, internal control and auditing. Mr. Wu has a master degree in Economics from Jinan University and is a certified CPA.

Lingfeng Xiong.  Mr. Xiong has been our Vice President and our director since September 2005.  He has served as the Vice President of Golden since 2001.  He supervises many aspects of our Company and our products.

Yong Zhao. Dr. Zhao has been our Chief Technology Officer since February 2006.  From 2000 to 2004, Dr. Zhao worked as a technology consultant for Honeywell Corporation, Ottawa, Canada, which is one of the 30 biggest companies listed on the Dow Jones index. During his service, Dr. Zhao was responsible for the development of core technology and for supervising research and development activities.  From 2004 to present, Dr. Zhao has been a director of Mobile Video Networking Lab and an associate professor of Shenzhen Graduate School of Peking University. His major responsibilities include supervising the research and development activities in the lab and providing valuable advice and instructions in key projects. Dr. Zhao spends about 60% of his business time on our affairs and approximately 40% of his business time on the affairs of Mobile Video Networking Lab and Shenzhen Graduate School of Peking University.

Terence Yap. Mr. Yap has served as our Vice President since May 2006 and our director since March 2006. Mr. Yap is the President, CEO and a director of Digital Network Alliance International, Inc., a Delaware company which is engaged in the business of providing satellite Internet connections to customers in the Asia Pacific region, including Hong Kong, Singapore, Indonesia, Bangladesh, Pakistan and Mongolia, and the business of providing managed broadband services to commercial office buildings and apartment buildings in Singapore and Hong Kong. Digital Network Alliance International, Inc., is a reporting company with the U.S. Securities and Exchange Commission.  Mr. Yap has been affiliated with Digital Network Alliance International, Inc. and its affiliated entities since January 2002.  From April 2000 to December 2002, he was the Director of Business Development for Skyhub Asia Co., Ltd., where he was responsible for the development of partnerships and alliances with various partners in Hong Kong and within the region.  Skyhub Asia’s main line of business was the provision of satellite services within the Asia Pacific region.  From June, 1999 to April, 2000, he served as the Business Development Manager of MCI WorldCom Asia Pacific, Ltd., where he was part of the business development team in the Asia Pacific region and was involved in mergers and acquisitions of licensed telecommunications companies, building of physical points of presence and negotiations with incumbent telecommunications operators.  MCI WorldCom’s main line of business was the provision of global data communication services.  From June 1998 to June 1999, he served as the distribution manager for Tele Media International H.K. Ltd (“TMI”), where he was responsible for distribution and sale of the company’s products and services within various countries in the Asia Pacific region.  TMI’s main line of business was the provision of data communication services within Europe and the Asia Pacific region.  From January 1996 to June 1998, he was employed by Hutchison Corporate Access (HK) Ltd. and Hutchison Corporate Access Pte. Ltd (HCA), first as a senior market development executive and later as a business development manager.  HCA’s main line of business is the provision of satellite data network services within the Asia Pacific region.  From June 1995 to January 1996, he was employed by Pacific Century Corporate Access Pte. Ltd. (“PCCA”) as a project engineer.  PCCA’s main line of business was the provision of satellite data networking services in the Asia Pacific region. Mr. Yap spends approximately 60% of his time on our affairs and approximately 40% of the time on his other business obligations.

Board Composition and Committees

Our board of the directors is currently composed of five members. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We do not currently have a standing audit, nominating or compensation committee. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend to establish an audit committee, governance and nominating committee and a compensation committee of the board of directors as soon as is practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The governance and nominating committee will be responsible for nominating directors to our board and will also be generally responsible for overseeing our corporate governance policies and practices. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Director Compensation

We have not paid our directors fees in the past for attending scheduled and special meetings of our board of directors. In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings. We do reimburse each director for reasonable expenses related to such director’s attendance at board of directors and committee meetings.

Family Relationships

There are no family relationships among our directors or officers.

Understandings with Respect to Directors and Senior Management

There is no arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to our board. There are also no arrangements, agreements, or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Code of Ethics

On June 9, 2006, our board of the directors adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer.  The Code of Ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to Sze Tang Li, our former director and CEO, and Guoshen Tu, our Chief Executive Officer and director for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name And Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards($)	Securities Underlying Options/ SARs(#)	LTIP Payouts ($)	All Other Compensation ($)
Sze Tang Li, Chairman and CEO (2)	2005	-	-	-	-	-	-	-
	2004	-	-	-	-	-	-	-
	2003	-	-	-	-	-	-	-

Guoshen TuChairman and CEO (1)	2005	15,000	-	-	-	-	-	-
	2004	15,000	-	-	-	-	-	-
	2003	15,000	-	-	-	-	-	-

_____________________________
(1)
On September 12, 2005, we acquired Safetech through a reverse acquisition transaction and in connection with that transaction, Mr. Tu became our Chief Executive Officer and Chairman. Prior to the effective date of the reverse acquisition, Mr. Tu served at Golden as the Chairman. The annual, long term and other compensation shown in this table include the amount Mr. Tu received from Golden prior to the consummation of the reverse acquisition.

(2)	Mr. Li resigned from all offices he held with our Company in September 2005.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. We do not have a compensation committee; all decisions regarding compensation are determined by our entire board of directors.

Stock Option and Stock Appreciation Rights

We do not currently have a Stock Option Plan or Stock Appreciation Rights Plan. No stock options or stock appreciation rights were awarded during the fiscal year ended December 31, 2005.

Executive Compensation

We do not have written employment agreements with our executive officers. Under our verbal agreements with our executive officers, each of them receives a monthly salary of RMB 10,000 (approximately $1,250). All of our executive officers are entitled to another RMB 120,000 (approximately $15,000) per year upon reaching certain performance thresholds.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the last three fiscal years, we entered into the following transactions with certain related parties, in addition to the share transactions noted above.

On September 5, 2006, we entered into agreements to purchase the security and surveillance business of Jian An Ke, Shenzhen Guangdian, Shenyang Golden and Jiangxi Golden, of which our CEO and director Guoshen Tu is the Chairman and a shareholder. Mr. Tu will not receive any consideration for the acquisition of his interest in these companies, however his wife Zhiqun Li who owns 20% of Jian An Ke will receive 100,000 shares of our common stock as part of the transaction. Our director and Vice President Lingfeng Xiong, as the 10% shareholder of Jiangxi Golden, will receive 50,000 shares of our common stock. Our director and Vice President Jianguo Jiang, as the 40% shareholder of Shenzhen Guangdian, will receive 550,000 shares of our common stock.

In July 6, 2006, we entered into a stock purchase agreement with the shareholders of Chengfeng pursuant to which we will pay the shareholders of Chengfeng consideration of RMB 120 million (approximately $15 million) in exchange for 100% ownership of Chengfeng. Our newly appointed Chief Operating Officer and director Shufang Yang owns 46.26% of Chengfeng.

We have receivables from Jian Golden An Ke, Shenzhen Guangdian, Shenyang Golden and Jiangxi Golden. We also have receivables from Jiangxi Golden Motuo Che Zhizhao Co. Ltd., a motor and elevator manufacturer controlled by our CEO and director Mr. Tu, arising from certain lease arrangements as discussed below. Our net receivables from related parties were $3,783,198 and $4,152,024 in fiscal years 2005 and 2004, respectively, however, all of those have been paid off.

We have leased property to Jiangxi Golden, Jian An Ke and Jiangxi Golden Motuo Che Zhizhao Co. Ltd. of which Guoshen Tu, our CEO and director, is the Chairman and a shareholder. The aggregated annual rental was $438,516 and $478,261 in 2005 and 2004, respectively. The leases expire on December 31, 2007.

We entered into a consulting service agreement with Terence Yap, our Vice President and director, on February 8, 2006, which was later amended on June 27, 2006. Pursuant to the agreement, as amended, we issued 100,000 shares of our common stock to Terence Yap on March 1, 2006 in exchange for his consulting services valued at $350,000, which are to be provided to our Company from February 8, 2006 to February 7, 2009.

In October 2005, we entered into an agreement with Yuan Da and its stockholder Jianguo Jiang, our Vice President and director, which was subsequently amended in April and May 2006. Pursuant to the agreement, as amended, Mr. Jiang sold all the assets of Yuan Da in exchange for 200,000 shares of our common stock and approximately $125,000 (RMB 1,000,000).

On September 12, 2005, we consummated the transactions contemplated by a share exchange agreement among our Company and the owners of the issued and outstanding capital stock of China Safetech Holdings Limited, including Guoshen Tu, our CEO and director, and certain of our other officers and directors. Pursuant to the share exchange agreement, we acquired 100% of the outstanding capital stock of China Safetech Holdings Limited in exchange for 8,138,000 shares of our common stock.

We made advances to Mr. Xiong during the 2004 fiscal year, which were non-interest bearing and repayable upon demand. The balances due to the Company as of December 31, 2004 were $1,006,806. Such balance has been paid in full.

We also received advances from Mr. Tu during the 2005 and 2004 fiscal year which were non-interest bearing and repayable upon demand. The balance due to Mr. Tu as of December 31, 2005 and 2004 was $69,646 and $13,946, respectively. We expect to pay off such balances by the end of 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of as of October 20, 2006 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of China Security & Surveillance Technology, Inc., 4/F, East 3/B, Saige Science & Technology Park, Huaqiang, Shenzhen, China 518028.

Name and Address	Number of Shares Beneficially Owned	Percent of Class (5)

Guoshen Tu(1)	13,627,500(2)	46.7%

Lingfeng Xiong (1)	60,000	*

Jinxu Wu(1)	0	*

Yong Zhao(1)	0	*

Terence Yap(1)	100,000	*

Shufang Yang (1) (3)	0	*

Jianguo Jiang(1)	200,000	*

All Current Officers and Directors as a Group (7 in number)	13,987,500	47.9%

Whitehorse Technology Ltd. (4)	13,627,500	46.7%

Li Zhi Qun (6)	13,627,500	46.7%

Jayhawk China Fund (Cayman) Ltd. (7) c/o Jayhawk Capital Management, LLC 8201 Mission Road, Suite 110 Prairie Village, Kansas 66208	2,139,333	7.3%

The Pinnacle Fund, L.P. (8) 4965 Preston Park Blvd., Suite 240 Plano, Texas 75093	2,441,667	8.4%

The Pinnacle China Fund, L.P. (8) 4965 Preston Park Blvd., Suite 240 Plano, Texas 75093	2,441,667	8.4%

Total shares owned by persons named above	21,010,167	71.9%

* Less than 1%.
(1) The person is an officer, a director or both.

(2) Includes 11,000,000 shares owned by Whitehorse Technology Limited. Mr. Tu is the sole owner of Whitehorse and may be deemed the beneficial owner of these shares. The total also includes the 2,627,500 shares owned by Li Zhi Qun, who is Mr. Tu’s wife. Mr. Tu may be deemed the beneficial owner of these shares as well.

(3) Under the stock transfer agreement, dated July 6, 2006, among CSST BVI and the shareholders of Chengfeng, we will issue 1,331,376 shares of our common stock to the shareholders of Chengfeng. Mr. Yang, as a 46.26% shareholder of Chengfeng, will be entitled to receive approximately 615,895 shares of our common stock. Such shares have not been issued as of the date of this prospectus.

(4) Includes 2,627,500 shares owned by Li Zhi Qun, who is Mr. Tu’s wife.

(5) A total of 29,209,259 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(6) Includes 11,000,000 shares owned by Whitehorse Technology Limited of which Li Zhi Qun’s husband Guoshen Tu is the sole owner.

(7) Includes 228,000 shares underlying the warrant to purchase shares of our common stock.

(8) Barry M. Kitt exercises investment discretion and control over the shares of our common stock held by The Pinnacle Fund, L.P., a Texas limited partnership and Pinnacle China Fund, L.P., a Texas limited partnership. Mr. Kitt may be deemed to be the beneficial owner of the shares of common stock beneficially owned by both funds. Mr. Kitt disclaims beneficial ownership of these shares to the extent of his direct or indirect pecuniary interest.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 4,883,334 shares of our common stock, 2,333,334 of which shares were issued to the selling stockholders in connection with a private placement transaction in April 2006 while the remaining 2,550,000 shares were purchased by the selling stockholders from other shareholders of CSST BVI pursuant to transactions exempt from registration under the Securities Act.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of October 20, 2006 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 29,209,259 shares of common stock outstanding as of October 20, 2006.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of our, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, except as specifically set forth in the footnote to the table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” above.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or ,if required by applicable law, a post-effective amendment) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name and Address	Beneficial Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering(1)
The Pinnacle China Fund, L.P. 4965 Preston Park Blvd., Suite 240 Plano, TX 75093 (1)	2,441,667	2,441,667	0	*
The Pinnacle Fund, L.P. 4965 Preston Park Blvd., Suite 240 Plano, TX 75093 (1)	2,441,667	2,441,667	0	*

(1) Barry M. Kitt is the General Partner of The Pinnacle China Fund, L.P. and The Pinnacle Fund, L.P. and has voting control and investment discretion over securities held by both funds. Mr. Kitt disclaims beneficial ownership of the shares.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Prior to our reverse acquisition of Safetech, our independent registered public accounting firm was PKF Certified Public Accountants (“PKF”) while Golden’s independent registered public accounting firm was Child, Van Wagoner & Bradshaw, PLLC, formerly known as Child, Sullivan & Company, (“Child Van Wagoner”).  On February 2, 2006, in connection with the change of control resulted from the reverse acquisition, our board of directors elected to appoint GHP Horwath, P.C. as our independent auditor and approved the dismissal of PKF and Child, Van Wagoner.

No accountant’s report issued by Child, Van Wagoner & Bradshaw, PLLC. or PKF on the financial statements for either of the past two (2) years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years (ended December 31, 2005 and 2004) and from January 1, 2006 to the date of this prospectus, there were no disagreements with Child, Van Wagoner or PKF on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(iv)(B) of Regulation S-K, during our two most recent fiscal years (ended December 31, 2005 and 2004) and from January 1, 2006 to the date of this prospectus.

We furnished a copy of this disclosure to Child, Van Wagoner and PKF and requested Child, Van Wagoner and PKF to furnish us with a letter addressed to the SEC stating whether they agree with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of the letter was filed by us as Exhibits 16.1 and 16.2 to our current report on Form 6-K, filed March 37, 2006.

DESCRIPTION OF SECURITIES

General

CSST Delaware’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share. As of the effective date of the Reincorporation Merger, CSST Delaware will have 29,209,259 shares of common stock issued and outstanding.

Common Stock

Each outstanding share of CSST Delaware’s common stock entitles the holder thereof to one vote per share on all matters. CSST Delaware’s bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of CSST Delaware’s common stock. Upon CSST Delaware’s liquidation, dissolution or winding up, and after payment of creditors, CSST Delaware’s assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of CSST Delaware’s common stock are entitled to dividends out of funds legally available when and as declared by CSST Delaware’s board of directors. CSST Delaware’s board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should CSST Delaware decide in the future to pay dividends, as a holding company, its ability to do so and meet other obligations depends upon the receipt of dividends or other payments from its operating subsidiaries and other holdings and investments. In addition, CSST Delaware’s operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to CSST Delaware, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

All of the issued and outstanding shares of CSST Delaware’s common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of CSST Delaware’s common stock are issued, the relative interests of its existing stockholders will be diluted.

Transfer Agent and Registrar

Our independent stock transfer agent is Manhattan Transfer Registrar Company. Their mailing address is 57 Eastwood Road, Miller Place, NY 11764. Their phone number is (631) 928-7655.

SHARES ELIGIBLE FOR FUTURE SALE

As of the effective date of the Reincorporation Merger, we had outstanding 29,209,259 shares of common stock.

 Shares Covered by this Prospectus

All of the  4,883,334 shares being registered in this offering may be sold without restriction under the Securities Act.

Rule 144

The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of less than two years are governed by the following requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of the effective date of the Reincorporation Merger would equal approximately 292,093; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling shareholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

 We believe that none of our outstanding shares may currently be sold in reliance on Rule 144. However, shares held by our officers and directors that were registered under a separate registration statement on Form S-4 relating to our Reincorporation Merger are considered Rule 145 shares under the Securities Act. There shares are subject to the same limitations on the volume of shares that can be re-sold by such affiliates as would be applicable under Rule 144 as discussed above. There are a total of 13,987,500 Rule 145 shares held by our affiliates, not including the Rule 145 shares being registered for the account of the selling stockholders named in this prospectus.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

We believe that none of our outstanding shares may currently be sold in reliance on Rule 144(k).

PLAN OF DISTRIBUTION

The selling stockholders, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the shares of our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of shares of our common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein are “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $65,757. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Thelen Reid & Priest, LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of CSST BVI for the years ended December 31, 2003 and 2004 included in this prospectus and in the registration statement have been audited by the accounting firm of Child, Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm, and are included in reliance upon their report dated September 1, 2005, given upon such firm’s authority as experts in auditing and accounting.

The consolidated financial statements of CSST BVI for the year ended December 31, 2005 included in this prospectus have been audited by the accounting firm of GHP Horwath, P.C., independent registered public accounting firm, and are included in reliance upon their report dated May 25, 2006, given upon such firm’s authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS

The following financial statements listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Page
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
Condensed Consolidated Balance Sheets	F-2
Condensed Consolidated Statements of Operations	F-3
Condensed Consolidated Statements of Stockholders’ Equity	F-4
Condensed Consolidated Statements of Cash Flows	F-5
Notes to Condensed Consolidated Financial Statements	F-6-12

AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
Reports of Independent Registered Public Accounting Firm	F-14-15
Consolidated Balance Sheets	F-16
Consolidated Statements of Operations	F-17
Consolidated Statements of Stockholders’ Equity	F-18
Consolidated Statements of Cash Flows	F-19-20
Notes to Audited Consolidated Financial Statements	F-21-37

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
Condensed Consolidated Balance Sheets	F-2
Condensed Consolidated Statements of Operations	F-3
Condensed Consolidated Statements of Stockholders’ Equity	F-4
Condensed Consolidated Statements of Cash Flows	F-5
Notes to Condensed Consolidated Financial Statements	F-6-12

AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2005
Reports of Independent Registered Public Accounting Firm	F-14-15
Consolidated Balance Sheets	F-16
Consolidated Statements of Operations	F-17
Consolidated Statements of Stockholders’ Equity	F-18
Consolidated Statements of Cash Flows	F-19-20
Notes to Audited Consolidated Financial Statements	F-21-37

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2006 AND DECEMBER 31, 2005
Expressed in US Dollars

ASSETS

	June 30,	December 31,
	2006	2005
	(Unaudited)

CURRENT ASSETS
Cash and cash equivalents	$9,618,069	$2,276,915
Accounts receivable, net	15,290,877	11,642,823
Related party receivables	922,214	3,783,198
Inventories, net	8,879,780	5,311,293
Prepayment for consulting services	302,789	—
Deferred cost of goods sold	12,149,710	—
Advances to suppliers	5,166,844	1,492,512
Other receivables	2,155,001	415,455
Deferred tax assets - current portion	823,513	129,712
Total current assets	55,308,796	25,051,908

Plant and equipment, net	1,844,413	1,951,566
Land use rights, net	1,137,273	1,142,182
Intangible assets, net	463,662	511,127
Deferred tax assets - non-current portion	396,505	459,889

Total Assets	$59,150,650	$29,116,672

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accruals	$1,133,729	$1,839,609
Amount due to a director	70,990	69,646
Taxes payable	913,708	1,115,356
Payable for acquisition of business	87,429	592,846
Deferred income	17,853,121	887,469
Deferred tax liabilities	17,474
Total liabilities (all current)	20,076,451	4,504,926

SHAREHOLDERS' EQUITY
Common stock, $0.01 par value; 100,000,000 shares
authorised 24,524,667 (June 30, 2006) and 21,558,000
(December 31, 2005) shares issued and outstanding	245,247	215,580
Additional paid-in capital	12,674,128	4,494,565
Retained earnings	23,711,713	18,552,610
Surplus reserve fund	1,681,136	803,758
Accumulated other comprehensive income	761,974	545,233
Total shareholders' equity	39,074,198	24,611,746

Total liabilities and shareholders' equity	$59,150,650	$29,116,672

See accompanying notes to consolidated financial statements

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)
Expressed in US Dollars

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005

Revenues	$8,014,810	$5,477,208	$22,609,172	$12,729,441
Cost of goods sold	4,978,063	4,139,282	15,174,982	9,849,515
Gross profit	3,036,747	1,337,926	7,434,190	2,879,926

Selling and marketing	170,896	59,905	293,110	120,440
General and administrative	378,375	306,201	673,062	79,036
Depreciation and amortisation	86,947	125,310	188,793	238,513
Income from operations	2,400,529	846,510	6,279,225	2,441,937

Other income,net	457,743	120,485	699,780	240,721
Income before income taxes	2,858,272	966,995	6,979,005	2,682,658

Income taxes expense (benefit)	321,836	(243,268)	942,524	63,878
Net income	2,536,436	1,210,263	6,036,481	2,618,780

Foreign currency translation gain	597,067	—	216,741	—
Comprehensive income	$3,133,503	$1,210,263	$6,253,222	$2,618,780

Net Income Per Share
Basisc	0.10	0.07	0.26	0.15
Diluted	0.10	0.07	0.26	0.15

Weighted Average Number of Shares
Outstanding
Basic	24,436,755	17,000,000	23,046,766	17,000,000
Diluted	24,621,287	17,000,000	23,139,542	17,000,000

See accompanying notes to consolidated financial statements

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)
Expressed in US dollars
	Common Stock
	Shares	Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Statutory Surplus Reserve Fund	Total
BALANCE AT DECEMBER 31, 2005	21,558,000	$215,580	$4,494,565	$18,552,610	$545,233	$803,758	$24,611,746
Common stock issued for consulting services	100,000	1,000	349,000	—	—	—	350,000
Common stock issued for acquisition of Yuan Da	200,000	2,000	498,000	—	—	—	500,000
Common shares issued under securities purchase agreement	2,666,667	26,667	7,332,563	—	—	—	7,359,230
Foreign currency translation	—	—	—	—	216,741	—	216,741
Net income for six months ended June 20,2006	—	—	—	6,036,481	—	—	6,036,481
Transfer	—	—	—	(877,378)		877,378
BALANCE AT JUNE 30, 2006	24,524,667	$245,247	$12,674,128	$23,711,713	$761,974	$1,681,136	$39,074,198

See accompanying notes to consolidated financial statements

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. (UNAUDITED) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Expressed in US dollars

	Six Months Ended
CASH FLOWS FROM OPERATING ACTIVITIES:	June 30, 2006	June 30, 2005
Net income	$6,036,481	$2,618,780
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	188,793	238,513
Deferred taxes	(625,741)	(666,012)

Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(3,555,714)	919,597
Related party receivables	2,890,989	(2,754,866)
Other receivable	(1,736,251)	(969,280)
Prepayment for consulting services	48,837
Inventories	(3,526,363)	(645,227)
Advances to suppliers	(3,662,495)	3,064,203
Deferred cost of goods sold	(12,149,710)

(Decrease) increase in:
Accounts payable and accruals	(720,470)	(1,450,143)
Deferred income	16,958,613	939,453
Tax payable	(210,494)	147,885
Deferred tax liabilities	(17,474)
Net cash (used in) provided by operating activities	(80,999)	1,442,903

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(1,449)	(139,116)
Net cash used in investing activities	(1,449)	(139,116)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from Issuance of common stock	7,359,230	-
Cash received from directors	792	1,006,806
Net cash provided by financing activities	7,360,022	1,006,806

Effect of exchange rate changes on cash	63,580
Cash and cash equivalents, beginning	2,276,915	33,298

CASH AND CASH EQUIVALENTS, ENDING	$9,618,069	$2,343,891

SUPPLEMENTARY CASH FLOW INFORMATION

Income taxes paid	$940,353	$651,439

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES

Common stock issued for consulting services	$350,000

Common stock issued for acquisition of Yuan Da	$500,000

See accompanying notes to consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

PART 1

1. BASIS OF PRESENTATION

The accompanying financial statements, as of June 30, 2006 and for the three months and six months ended June 30, 2006 and 2005, have been prepared by the Company without audit. Pursuant to the rules and regulations of the Securities and Exchange Commission, certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“USGAAP”) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's audited annual financial statements for the year ended December 31, 2005.

The preparation of financial statements in conformity with USGAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

In the opinion of the management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position as of June 30, 2006, results of operations for the three months and six months ended June 30, 2006 and 2005, and cash flows for the six months ended June 30, 2006 and 2005, have been made. The results of operations for the three months and six months ended June 30, 2006 are not necessarily indicative of the operating results for the full year.

2. SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES

(a)	Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(b)	Revenue Recognition and deferred income and cost

The Company derives the bulk of its revenue from the supply and installation of security and surveillance equipment and the two deliverables do not meet the separation criteria under EITF issue 00-21 because the company has not established vendor specific objective evidence of fair value of installation. The installation is not considered to be essential to the functionality of the equipment having regard to the following criteria as set out in SAB 104:

(i)	The security and surveillance equipment is a standard product with minor modifications according to customers’ specifications;

(ii)	Installation does not significantly alter the security and surveillance equipment’s capabilities; and

(iii)	Other companies which possess the relevant licenses are available to perform the installation services.

Accordingly, the portion of the contract price which is not payable until the installation service is completed is deferred until the completion of the installation service and the balance of the contract piece is recognized as revenue upon delivery and acceptance of the security and surveillance equipment by the customers.

Revenue from the outright sale of security and surveillance equipment is recognized when delivery occurs and risk of ownership passes to the customers.

During the three months ended June 30, 2006, the Company signed 32 contracts with customers with a total contract price of approximately $23 million. The Company completed 7 of these contracts before June 30, 2006, thus approximately $17.9 million of the revenue and $12 million of the cost of sales were deferred at June 30, 2006 to the 3rd quarter.

(c)	Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(d)	Earnings Per Share

Basic earnings per share is calculated based on the weighted average number of common shares outstanding for the three and six month periods ended June 30, 2006 and 2005. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock warrants, and are determined using the treasury stock method.

3.	INVENTORIES

Inventories consist of the following as of June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005

Security and surveillance equipment	$8,923,199	$5,354,370
Less: Allowance for obsolete inventories	(43,419)	(43,077)
Inventories, net	$8,879,780	$5,311,293

4.	LAND USE RIGHTS

Land use rights consist of the following as of June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005

Cost of land use rights	$1,407,975	$1,396,896
Less: Accumulated amortization	(270,702)	(254,714)
Land use rights, net	$1,137,273	$1,142,182

Amortization expense for the three and six months ended June 30, 2006 and 2005 were approximately $7,000, $7,000, $14,000 and $14,000, respectively.

Amortization expense for the next five years and thereafter is as follows:

2006 (remaining 6 months)	$13,934
2007	27,887
2008	27,887
2009	27,887
2010	27,887
2011	27,887
Thereafter	983,904
Total	$1,137,273

5.	INTANGIBLE ASSETS

	June 30, 2006	December 31, 2005

Intangible asset, net	$463,662	$511,127

The Company’s intangible asset represents the value determined by an independent accounting firm attributable to intellectual property pertaining to a surveillance recording system developed by Shenzhen Yuan Da Wei Shi Technology Limited. This intangible asset is being amortized over its useful life of 5 years. Amortization expense for the six months and three months ended June 30, 2006 was $51,300 and $25,700 respectively.

6.	RELATED PARTY RECEIVABLES

The Company has receivables from several companies whose directors and shareholders are common with the Company. All receivables recorded on December 31, 2005 arose from advances made prior to the date of the reverse merger of September 22, 2005 as detailed in note 1 and from the rental of real estate. The receivables were classified as related party receivables on the balance sheets. Since these receivables had no fixed repayment terms, they were classified as non-current assets. However, a significant portion of the balance at December 31, 2005 was repaid. New balances as a result of advances made and the remaining portion of the balance owed at December 31, 2005 have to be repaid in one year and therefore, related party receivables are classified as a current asset on the balance sheet at June 30, 2006. The reconciliation of the related party receivable from the December 31, 2005 balance to the June 30, 2006 balance is as follows:

Related party receivables at December 31, 2005	$4,018,632
Allowance for doubtful accounts	(235,434)
Related party receivables, net, at December 31, 2005	3,783,198
Repayment	(3,373,918)
Addition (primarily rental income)	247,314
Reversal of allowance for doubtful accounts upon collection of amounts owed	235,434
Foreign currency translation gain	30,186
Ending balance at June 30, 2006	$922,214

The Company earned rental income from related parties amounting to $123,364, $119,471, $246,292 and $238,943 for the three and six months ended June 30, 2006 and 2005 respectively.

7.	DUE TO DIRECTOR

The Company has received advances from a director. The advances are non-interest bearing and are repayable upon demand. The balances due to the director were $ 70,990 at June 30, 2006.

8.	ADVANCE PAYMENTS

The Company has made payments to unrelated suppliers in advance of receiving merchandise. The advance payments are meant to ensure preferential pricing and delivery. The amounts advanced under such arrangements totaled $5,166,844 as of June 30, 2006.

9.	ISSUANCE OF COMMON STOCK

On April 4, 2006, the Company entered into a Securities Purchase Agreement (the “Agreement”) with certain investors (the “Investors”) for the sale of 2,666,667 shares (the “Shares”) of the Company’s common stock at a price of $3.00 per share, or an aggregate total of $7,359,230 (net of issuance costs). Closing under the Agreement also occurred on April 4, 2006.

Pursuant to this Agreement, the Company also issued warrants (the “Warrants”) to these investors to purchase 416,667 shares of its common stock. A total of 150,000 of the warrants are exercisable at a price of $3.80 per share, which is the closing bid price for the Company’s stock as of the date of closing under the Agreement, and a total of 266,667 of the warrants are exercisable at a price of $3.00 per share. All of the warrants have a term of 5 years.

In conjunction with execution of the Agreement, the Company also executed a Registration Rights Agreement under which it is obligated, within 45 days after the closing date, to file a registration statement on Form F-1, or other available form, to register the shares and the shares underlying the Warrants for resale. The Company is obligated to use its best efforts to cause the registration statement to be declared effective within 180 days of the Closing Date, and may be liable for payment of penalties to the Investors in the event the registration statement is not declared effective within the 180-day period. This agreement established a cap on the payment of liquidated damages equal to a maximum of 10% of the aggregate purchase price of each purchaser’s securities. The Company believes that the maximum 10% payment for liquidated damages reflects a reasonable estimate of the difference in fair values between registered and unregistered shares. As a result, both the common stock and warrants are classified as a permanent equity.

10.	SUBSEQUENT EVENTS

(a) Execution and closing of a stock purchase agreement

On July 6, 2006, the Company entered into a definitive Securities Purchase Agreement (the “Security Purchase Agreement”) with certain accredited investors relating to the private placement of 2,675,794 units for an aggregate gross cash purchase price of $12,041,094.

Each unit consists of one share of The Company’s common stock and a warrant to purchase one-fifth of one share of common stock. The exercise price for each whole warrant was originally $5.40. The warrants have a term of five years and include a cashless exercise feature. The units were to be sold under the Securities Purchase Agreement at a price of $4.50 per unit. Under the terms of the Securities Purchase Agreement, all of such funds were required to be placed into escrow by the investors by Friday, July 7, 2006.

The Securities Purchase Agreement was amended on July 30, 2006 and July 31, 2006 and closing under the amended agreement occurred July 31, 2006. The major amendments to the Securities Purchase Agreement include the waiver of a closing condition which permitted the Company to break escrow notwithstanding the fact that the acquisition of a China based surveillance software company ( the “Acquisition”) will not be fully consummated until certain governmental approvals are obtained, the reduction of the purchase price of each unit from $4.50 to $3.50 and the exercise price for each whole warrant from $5.40 to $4.80, and the grant of a put right by the Company to all of the investors which allows the investors to require the Company to repurchase all, but not less than all, of the securities issued under the Securities Purchase Agreement if the Company fails to obtain the necessary governmental approval to consummate the Acquisition on or before December 31, 2006.

Pursuant to the amended Securities Purchase Agreement, the Company sold 4,634,592 units to certain accredited investors for $16.2 million. Each unit consists of one share of common stock and a warrant to purchase one-fifth of one share of common stock. The exercise price for each whole warrant is $4.80. The warrants have a term of five years and include a cashless exercise feature. The units were sold under the Securities Purchase Agreement at a price of $3.50 per unit. Net proceeds to the Company from the sale of all of the units are approximately $14.9 million.

Proceeds from the private placement transaction were to be used for the Acquisition with excess funds being used for general working capital purposes.

Following closing, the Company has a total of 29,159,259 shares issued and outstanding. The number of warrants outstanding after the transaction is 1,343,585. A total of 150,000 of the warrants are exercisable at a price of $3.80 per share, a total of 266,667 of the warrants are exercisable at a price of $3.00 per share, and a total of 926,918 of the warrants are exercisable at a price of $4.80 per share. All of the warrants have a term of 5 years.

In conjunction with execution of the Securities Purchase Agreement, as amended, the Company also executed a Registration Rights Agreement under which it is obligated, within 45 days after the closing date, to file a registration statement on Form S-4, or other available form, to register the Shares and the shares underlying the Warrants for resale. The Company is obligated to use its best efforts to cause the registration statement to be declared effective within 180 of the Closing Date, and may be liable for payment of penalties to the Investors in the event the registration statement is not declared effective within the 180-day period. This agreement established a cap on the payment of liquidated damages equal to a maximum of 10% of the aggregate purchase price of each purchaser’s securities. The Company believes that the maximum 10% payment for liquidated damages reflects a reasonable estimate of the difference in fair values between registered and unregistered shares. As a result, both the common stock and warrants are classified as a permanent equity.

(b) Issuance of Warrants to Rubenstein Investor Relations, Inc

On July 26, 2006, the Company issued to Rubenstein Investor Relations, Inc, (the Company’s IR firm), a warrant to purchase 100,000 shares of the Company’s common stock at $1.85 per share. The warrants are exercisable, in whole or in part through September 13, 2010.

(c) Acquisition of Cheng Feng

On July 7, 2006 the Company entered into a Stock Transfer Agreement relating to the acquisition of 100 percent of the equity of Shanghai Cheng Feng Digital Technology Co., Ltd. (“Cheng Feng”). The acquisition was financed with proceeds from the Company’s private placement of common stock and was closed upon the completion of such capital raise.

The Company agreed to pay consideration of RMB 120 million (approximately $15 million) in exchange for 100% ownership of Cheng Feng, consisting of RMB 60 million (approximately $7.5 million) in cash and RMB 60 million (approximately $7.5 million) in restricted stock of the Company. RMB 2 million (approximately $0.25 million) of the purchase price was paid as a deposit on May 18, 2006. An additional amount of RMB 18 million (approximately $2.25 million) was paid during the month of August, 2006. The balance of the cash portion of the purchase price, RMB 40 million (approximately $5 million), is due upon receipt of the approval of the stock transfer by the Shanghai Industry & Commerce Bureau. The number of shares issuable in satisfaction of the equity portion of the purchase price is 1,331,376. The shares must be issued within 90 days following the receipt of the acquisition approval from the Shanghai Industry & Commerce Bureau.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2005, 2004 AND 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

China Security & Surveillance Technology, Inc.

We have audited the accompanying consolidated balance sheet of China Security & Surveillance Technology, Inc. and subsidiaries as of December 31, 2005 and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Security & Surveillance Technology, Inc. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

GHP Horwath, P.C.
Denver, Colorado
May 25, 2006

Child, Van Wagoner & Bradshaw, PLLC
A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS

5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107	PHONE: (801) 281-4700 FAX: (801) 281-4701

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders
China Security & Surveillance Technology, Inc.

We have audited the accompanying consolidated balance sheet of Golden Group Corporation (Shenzhen) Ltd. (predecessor to China Security & Surveillance Technology, Inc.) as of December 31, 2004, and the related statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Golden Group Corporation (Shenzhen) Ltd. (predecessor to China Security & Surveillance Technology, Inc.) as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
September 1, 2005

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2005 AND 2004
Expressed in US dollars

ASSETS
	December 31, 2005	December 31, 2004

CURRENT ASSETS
Cash and cash equivalents	$2,276,915	$33,298
Accounts receivable, net	11,642,823	4,306,774
Related party receivables	3,783,198	—
Inventories, net	5,311,293	6,012,019
Advances to suppliers	1,492,512	3,272,371
Other receivables	415,455	78,513
Deferred tax assets - current portion	129,712	—
Total current assets	25,051,908	13,702,975

Plant and equipment, net	1,951,566	2,006,318
Land use rights, net	1,142,182	1,140,797
Intangible assets	511,127	—
Related parties receivables	—	4,152,024

Due from directors	—	1,006,806
Deferred tax assets - non-current portion	459,889
TOTAL ASSETS	$29,116,672	$22,008,920

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accruals	$1,839,609	$4,779,187
Taxes payable	1,115,356	415,231
Payable for acquisition of business	592,846	—
Deferred income	887,469	—
Due to director	69,646	13,946
Total liabilities (all current)	4,504,926	5,208,364

SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value; 100,000,000 shares authorized 21,558,000 (2005) and 17,000,000 (2004) shares issued and outstanding	215,580	170,000
Additional paid-in capital	4,494,565	4,540,145
Retained earnings	18,552,610	12,090,411
Reserve	803,758	—
Accumulated other comprehensive income	545,233	—
Total shareholders’ equity	24,611,746	16,800,556
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,116,672	$22,008,920

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

	2005	2004	2003

Revenues	$32,688,582	$16,055,704	$11,794,869
Cost of goods sold	23,473,009	8,796,374	7,580,845
Gross profit	9,215,573	7,259,330	4,214,024

Selling and marketing	287,980	391,238	499,578
Advertising	6,553	5,871	-
General and administrative	1,182,531	506,813	317,504
Depreciation and amortization	259,667	224,629	134,885
Income from operations	7,478,842	6,130,779	3,262,057

Rental income from related parties	438,516	478,261

Other income (expense), net	129,090	(11,610)	6,818
Income before income taxes	8,046,448	6,597,430	3,268,875

Income taxes	780,491	873,404	516,752
Net income	7,265,957	5,724,026	2,752,123

Foreign currency translation gain	545,233	—	—
COMPREHENSIVE INCOME	$7,811,190	$5,724,026	$2,752,123

NET INCOME PER SHARE
BASIC AND DILUTED	$0.39	$0.34	$0.16

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC AND DILUTED	18,521,479	17,000,000	17,000,000

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

	Common Stock
	Shares	Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Statutory surplus reserve fund	Total

BALANCE AT JANUARY 1, 2003	17,000,000	$170,000	$4,540,145	3,614,262	$—	—	$8,324,407

Net income for the year	—	—	—	2,752,123	—	—	2,752,123
BALANCE AT DECEMBER 31, 2003	17,000,000	170,000	4,540,145	6,366,385	—	—	11,076,530

Net income for the year	—	—	—	5,724,026	—	—	5,724,026
BALANCE AT DECEMBER 31, 2004	17,000,000	170,000	4,540,145	12,090,411	—	—	16,800,556

Common stock issued for consulting services	1,420,000	14,200	(14,200)	—	—	—	—

Common shares issued to previous
Apex shareholders (Note 1)	3,138,000	31,380	(31,380)	—	—	—	—

Foreign currency translation	—	—	—	—	545,233		545,233

Net income for the year	—	—	—	7,265,957	—	—	7,265,957

Transfer	—	—	—	(803,758)	—	803,758	—
BALANCE AT DECEMBER 31, 2005	21,558,000	$215,580	$4,494,565	$18,552,610	$545,233	803,758	$24,611,746

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,265,957	$5,724,026	$2,752,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	259,667	224,629	134,885
Allowance for doubtful accounts	—	239,448	—
Deferred taxes	(589,601)	—	—

Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(7,269,715)	526,337	(1,628,701)
Related party receivables	368,826	(887,926)	(703,030)
Other receivable	(336,942)	(78,513)	-
Inventories	770,871	(4,537,036)	(115,912)
Advances to suppliers	1,779,859	114,356	(1,134,890)

(Decrease) increase in:
Accounts payable and accruals	(3,630,214)	(392,743)	1,138,809
Payable for acquisition of business	592,846	—	—
Deferred income	887,469	—	—
Customer deposits	—	(540,749)	540,749
Tax payable	700,125	292,032	35,137
Net cash provided by operating activities	799,148	683,861	1,019,170

CASH FLOWS FROM INVESTING ACTIVITIES:
Construction in progress	-	-	(676,387)
Additions to fixed assets	(48,898)	(110,527)	—
Net cash outflow on acquisition of net assets of Yuan Da Wei Shi Technology Limited (net of cash acquired)	(30,231)	—	—
Net cash used in investing activities	(79,129)	(110,527)	(676,387)

CASH FLOWS FROM FINANCING ACTIVITIES:

Cash received from (advanced to) directors	1,062,506	(1,055,891)	72,149
Net cash provided by (used in) financing activities	1,062,506	(1,055,891)	72,149

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,782,525	(482,557)	414,932

Effect of exchange rate changes on cash	461,092	—	—
Cash and cash equivalents, at beginning of year	33,298	515,855	100,923

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,276,915	$33,298	$515,855

SUPPLEMENTARY CASH FLOW INFORMATION

Income taxes paid	$1,403,551	$620,849	$438,151

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

Supplemental Schedule of Non cash Investing and Financing Activities

(a)	The Company purchased net assets of Yuan Da Wei Shi Technology Limited for $630,021 as detailed in note 3. In conjunction with the acquisition, liabilities were assumed as follows:-

Fair value of net assets acquired	$630,021
Cash paid	37,175
Amount owed at December 31, 2005	$592,846

(b)	1,420,000 shares of common stock were issued to consultants for services provided to the Company during 2005 in connection with the acquisition of Safetech by Apex (Note 1).

See accompanying notes to the consolidated financial statements.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

1.  ORGANIZATION AND PRINCIPAL ACTIVITIES

Apex Wealth Enterprises Limited (“Apex” or the “Company”) was incorporated in the British Virgin Islands in April 2002 with an authorized capital of $50,000 divided into 50,000 shares of common stock at $1 par value and operated as a corporation under the International Business Companies Ordinance of 1984. On August 1, 2002, the authorized capital was subdivided into 500,000 shares of common stock at $0.01 par value. On May 12, 2003, the authorized capital was increased to $1,000,000, which was divided into 100,000,000 shares of common stock at $0.01 par value. Apex was a development stage company whose significant activities consist of organization, the registering and offering of shares, and forming a subsidiary company in the People’s Republic of China (“PRC” or “China”) to apply for a consultancy license, and business development.

On July 23, 2005, Apex executed a Stock Purchase Agreement and an Agreement for Share Exchange. Both agreements closed on September 12, 2005. Under the Stock Purchase Agreement, Whitehorse Technology Ltd. (“Whitehorse”), purchased a total of 8,862,000 shares, or approximately 66.04% of the issued and outstanding common stock of Apex, from First Asia International Holdings Ltd. Whitehorse is the largest shareholder of China Safetech Holdings Limited (“Safetech”), a British Virgin Islands corporation. Safetech is the investment holding vehicle of the entire equity interest of Golden Group Corporation (Shenzhen) Ltd. (“Golden”). Golden is a corporation in the PRC engaged in the business of the manufacturing and distribution of security and surveillance systems, which integrates development, manufacturing, marketing, and maintenance of digital video surveillance and network communication together.

Simultaneously with the closing under the Stock Purchase Agreement, Apex issued a total of 8,138,000 shares of its common stock to the shareholders of Safetech under the Agreement for Share Exchange. Through the share exchange, Apex acquired 50,000 shares of the issued and outstanding stock of Safetech, which constituted 100% of its issued and outstanding stock from the individual shareholders of Safetech. As a result of the transaction, Safetech and Golden became wholly-owned subsidiaries of Apex.

The acquisition of Safetech by Apex has been recorded as a reverse acquisition based on factors demonstrating that Safetech represents the accounting acquirer. The shareholders of Safetech received 17,000,000 shares (or approximately 78.86%) of the post-acquisition common stock of Apex. In addition, post-acquisition management personnel and the board members of the Company now consist of individuals previously holding position with Safetech. The historical shareholders’ equity of Safetech prior to the exchange has been retroactively restated (a recapitalization) for the equivalent number of shares received in the exchange after giving effect to any differences in the par value of the Apex and Safetech common stock, with an offset to additional paid-in capital. The restated consolidated retained earnings of the accounting acquirer (Safetech) have been carried forward after the exchange.

On February 8, 2006, Apex changed its name to China Security and Surveillance Technology Inc. (“CSST” or the “Company”). The Company’s board of directors authorized changing its fiscal year from that used in its most recent filing. The new fiscal year will be December 31, and the Company is filing an annual report on Form 20-F for the year ended December 31, 2005.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Consolidation

The consolidated financial statements of the Company and its subsidiaries are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its subsidiaries. All material inter-company accounts and transactions have been eliminated in consolidation.

(b)	Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

(c)	Plant and Equipment

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the assets’ estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Building	20 years
Leasehold improvement	10 years
Plant and equipment	5 years
Electronics equipment	5 years
Motor Vehicle	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to the statement of income as incurred, whereas significant renewals and betterments are capitalized.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(d)	Intangible Assets

Intangible assets represent a surveillance recording system acquired from Yuan Da Wei Shi Technology Limited (see note 3). The value was established by an independent accounting firm. The value of the recording system is to be amortized using the straight-line method over its estimated useful life of five years.

(e)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

There were no impairments of long-lived assets as of December 31, 2005 and 2004.

(f)	Deferred Income

Deferred income represents amount billed for contracts for supply and installation of security and surveillance equipment which have not been fully completed at the balance sheet date in accordance with accounting policy note 2(m).

(g)	Inventories

Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale.

When inventories are sold, their carrying amount is charged to expense in the year in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the year the impairment or loss occurs. Declines in net realizable value of inventory for the years ended December 31, 2005, 2004 and 2003 amounted to $0, $41,984 and $0.

In 2005, approximately 50% of total inventory purchases were from 3 suppliers.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(h)	Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

(i)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(j)	Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing of inventory items from suppliers.

(k)	Land Use Rights

According to the laws of China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of the rights.

The Company paid in advance for the lease of three parcels of land for 48 to 50 year time periods, consisting of approximately $1,361,467. The lease periods began in 1997 and expire during 2045 and 2047. The amount is being amortized and recorded as expense over the 48-50 year terms of the leases. The Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), effective January 1, 2002. Under SFAS 142, finite lived intangible assets are amortized over their lives, and are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. The Company has performed the requisite annual transitional impairment tests on intangible assets and determined that no impairment adjustments were necessary.

(l)	Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, related party receivables and payables, advances to suppliers, other receivables, taxes payable and accounts payable. Management has estimated that the carrying amount approximates their fair value due to their short-term nature. The fair value of the related party receivables and amounts due to (from) directors is not practicable to estimate due to the related party nature of the underlining transactions.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m)	Revenue Recognition

The Company derives the bulk of its revenue from the supply and installation of security and surveillance equipment and the two deliverables do not meet the separation criteria under EITF issue 00-21. The installation is not considered to be essential to the functionality of the equipment having regard to the following criteria as set out in SAB 104:

(i)	The security and surveillance equipment is a standard product with minor modifications according to customers’ specifications;

(ii)	Installation does not significantly alter the security and surveillance equipment’s capabilities; and

(iii)	Other companies which possess the relevant licenses are available to perform the installation services.

Accordingly, the portion of the contract price which is not payable until the installation service is completed is deferred until the completion of the installation service and the balance of the contract piece is recognized as revenue upon delivery and acceptance of the security and surveillance equipment by the customers.

Revenue from the outright sale of security and surveillance equipment is recognized when delivery occurs and risk of ownership passes to the customers.

(n)	Advertising Costs

The Company expenses advertising costs as incurred or the first time advertising takes place.

(o)	Foreign Currency Translation

The functional currency of the Company is Renminbi (RMB) and the RMB is not freely convertible into foreign currencies. The Company maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(o)	Foreign Currency Translation (continued)

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of shareholders’ equity. The exchange rates adopted are as follows:-

	2005	2004	2003
Year end RMB : exchange rate	8.07	8.28	8.28
Average yearly RMB : exchange rate	8.19	8.28	8.28

No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation

(p)	Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the consolidated statements of income as incurred. The retirement benefit expenses for 2005, 2004 and 2003 were $34,560, $30,651 and $36,923, respectively and are included in general and administrative expenses.

(q)	Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates.

(r)	Income Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(s)	Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. There were no outstanding dilutive securities during 2005, 2004 and 2003.

(t)	Reclassifications

Certain amounts reported in the 2004 and 2003 financial statements have been reclassified to conform to the 2005 presentation.

(u)	Recent Accounting Pronouncements

In December 2004, the FASB issued FAS No. 123(R), “Share-Based Payment,” (FAS 123 (R)). FAS 123(R) requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair-value method, and eliminates the ability to account for these instruments under the intrinsic-value method prescribed by APB Opinion No. 25, which was allowed under the original provisions of FAS 123. FAS 123(R) requires the use of an option-pricing model for estimating fair value, which is amortized to expenses over the requisite periods. The requirements of FAS 123(R) were effective for interim periods beginning after June 15, 2005. The Securities and Exchange Commission (SEC) has postponed the effective date of FAS 123(R), giving companies more time to develop their implementation strategies. Under the SEC’s rule, FAS 123(R) is now effective for public companies for annual, rather than interim, periods that begin after June 15, 2005. We adopted this new standard on January 1, 2006, using the modified prospective method and the Black-Scholes valuation model. Because the Company had not recorded any compensation cost in its Statement of income and comprehensive income prior to the adoption of FAS 123(R), no cumulative effect adjustment was recorded upon adoption. Our adoption of FAS 123(R) may have a material impact on future net income and net income per share.

In May 2005, the FASB issued FAS No. 154, "Accounting Changes and Error Corrections" (FAS 154), a replacement of Accounting Principles Board ("APB") Opinion No. 20 and FAS No. 3. FAS 154 changes the requirement for the accounting for and reporting of a change in accounting principles. FAS 154 apply to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. The provisions of FAS 154 will be effective for accounting changes made in fiscal years beginning after December 15, 2005. It is not expected that FAS 154 will have a material effect on our financial position or results of operations.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(u)	Recent Accounting Pronouncements (continued)

In March 2005, the FASB issued Interpretation No. 47 (FIN 47), “Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations.” FIN 47 generally applies to long-lived assets and requires a liability to be recognized for a conditional asset retirement obligation if the fair value of that liability can be reasonably estimated. A conditional asset retirement obligation is defined as a legal obligation to perform an activity associated with an asset retirement in which the timing and/or method of settlement are conditional on a future event that may or may not occur or be within the control of the company. A liability should be recognized when incurred (based on its fair value at that date), which generally would be upon the acquisition or construction of the related asset. Upon recognition, the offset to the liability would be capitalized as part of the cost of the asset and depreciated over the estimated useful life of that asset. FIN 47 is effective no later than December 31, 2005. We adopted FIN 47 in the fourth quarter of 2005 without material effect on our financial position or results of operations.

In September 2005, the Emerging Issues Task Force (EITF) ratified EITF 04-13 (EITF 04-13), "Accounting for Purchases and Sales of Inventory with the Same Counterparty." This issue addresses the circumstances under which two or more inventory purchase and sales transactions with the same counterparty should be viewed as a single exchange transaction and whether there are circumstances under which such non-monetary exchanges should be accounted for at fair value.  The adoption of EITF 04-13 is effective for new or modified agreements for fiscal periods beginning after March 15, 2006. It is not expected that the adoption of EITF 04-13 will have a material effect on our financial position or results of operations.

In November 2005, FASB Staff Position (FSP) 115-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” was issued. The FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” The FSP applies to investments in debt and equity securities and cost-method investments. The application guidance within the FSP includes items to consider in determining whether an investment is impaired, in evaluating if an impairment is other-than-temporary and recognizing impairment losses equal to the difference between the investment’s cost and its fair value when an impairment is determined. The FSP is required for all reporting periods beginning after December 15, 2005. Earlier application is permitted. We do not anticipate the amendment will have a material effect on our financial position or results of operations.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(u)	Recent Accounting Pronouncements (continued)

In February 2006, the FASB issued FAS No. 155, "Accounting for Certain Hybrid Financial Instruments." FAS No. 155 amends Financial Accounting Standards Board Statements No. 133 and 140. The statement applies to certain hybrid financial instruments, which are instruments that contain embedded derivatives. The new standard establishes a requirement to evaluate beneficial interests in securitized financial assets to determine if the interests represent freestanding derivatives or are hybrid financial instruments containing embedded derivatives requiring bifurcation. This new standard also permits an election for fair value re-measurement of any hybrid financial instrument containing an embedded derivative that otherwise would require bifurcation under FASB Statement No. 133. The fair value election can be applied on an instrument-by-instrument basis to existing instruments at the date of adoption and can be applied to new instruments on a prospective basis. It is not expected that FAS 155 will have a material effect on our financial position or results of operations.

3.  ACQUISITION OF ASSETS AND ASSUMPTION OF LIABILITIES OF YUAN DA WEI SHI TECHNOLOGY LIMITED (“YUAN DA”)

On October 25, 2005, Golden entered into an agreement (“Acquisition Agreement”) with the equity owners of Yuan Da to acquire the business effective December 31, 2005. Yuan Da is a limited liability company established in Shenzhen and was principally engaged in the sales and development of security and surveillance systems. The purchase price consisted of (i) a cash payment of RMB 1,000,000 and (ii) the issuance of 200,000 unregistered shares of common stock of the Company valued at $500,000 (based upon the average closing market price during the twenty days before the date of the agreement.)

The purchase price is being settled in the following manner:-

(i)	A cash payment of RMB300,000 was paid on December 31, 2005.

(ii)	The issuance of 200,000 unregistered shares of common stock of the Company on March 10, 2006.

(iii)	A payable of RMB700,000 was accrued at December 31, 2005 and is to be paid in 2006.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

3.   ACQUISITION OF ASSETS AND ASSUMPTION OF LIABILITIES OF YUAN DA WEI SHI TECHNOLOGY LIMITED (“YUAN DA”) (CONTINUED)

On December 31, 2005, all the assets of Yuan Da were transferred to Golden. The total consideration of US$630,021 was allocated as follows:-

Total assets transferred to the Company:
Cash on hand and bank balance	$6,944
Accounts receivable	43,185
Other receivable	23,148
Inventories	70,146
Fixed assets	79,367
Intangible assets	511,127
Other payables	(103,896)
$630,021

Total cash consideration paid	$37,175

Total payable to Yuan Da:
To be paid in cash	92,846
Common stock issued March 10, 2006	500,000
$630,021

4.  ACCOUNTS RECEIVABLE

The Company provides an allowance for doubtful accounts related to its receivables. The receivables and allowance balances at December 31, 2005 and 2004 are as follows:

	2005	2004

Accounts receivable	$11,653,068	$4,310,593
Employee advances	—	6,166
	11,653,068	4,316,759
Less: Allowance for doubtful accounts	(10,245)	(9,985)
Accounts receivable, net	$11,642,823	$4,306,774

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

5.  INVENTORIES

Inventories consist of the following as of December 31, 2005 and 2004:

	2005	2004

Security and surveillance equipment	$5,354,370	$6,054,003

Less: Allowance for obsolete inventories	(43,077)	(41,984)
Inventories, net	$5,311,293	$6,012,019

6.  DUE FROM DIRECTORS

The Company has made advances to directors, which advances are classified as due from directors on the balance sheets. The advances are non-interest bearing and are repayable upon demand. Since the advances have no fixed repayment terms, they have been classified as non-current assets. The balances due was $1,006,806 at December 31, 2004, which was repaid during 2005.

7.  PLANT AND EQUIPMENT

At December 31, 2005, 2004 and 2003, plant and equipment, at cost, consist of

	2005	2004

Buildings	$2,201,867	$2,146,023
Leasehold improvements	693,988	676,387
Plant and equipment	55,485	243,870
Electronic equipment	137,285	143,820
Motor Vehicle	48,899	—
	3,137,524	3,210,100
Less: Accumulated depreciation	(1,185,958)	(1,203,782)
Plant and equipment, net	$1,951,566	$2,006,318

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 were $231,780 and $197,045 and $107,302 respectively.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

8.  LAND USE RIGHTS

Land use rights consisted of the following as of December 31, 2005 and 2004

	2005	2004

Cost of land use rights	$1,396,896	$1,361,467
Less: Accumulated amortization	(254,714)	(220,670)
Land use rights, net	$1,142,182	$1,140,797

Amortization expense for the years ended December 31, 2005, 2004 and 2003 were $27,887 and $27,584 and $27,583 respectively.

Amortization expense for the next five years and thereafter is as follows:

2006	27,887
2007	27,887
2008	27,887
2009	27,887
2010	27,887
Thereafter	1,002,747
Total	$1,142,182

9.  INTANGIBLE ASSETS

	2005	2004

Intangible assets	$511,127	$—

The Company’s intangible assets represent the value determined by an independent accounting firm for the intellectual property pertaining to a surveillance recording system developed by Yuan Da which was acquired by the Company on December 31, 2005, thus there was no amortization for the year ended December 31, 2005.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

10.  RELATED PARTY RECEIVABLES

The Company has receivables from several companies whose directors and shareholders are common with the Company. All receivables arise from advances made prior to the date of the reverse merger of September 22, 2005 as detailed in note1 and from the rental of landed properties. The receivables are classified as related party receivables on the balance sheets. Since these receivables have no fixed repayment terms as of December 31, 2004, they have been classified as non-current assets as at this date. These receivables as at December 31, 2005 are to be repaid by June 30, 2006 pursuant to the agreements between the Company and these related parties. Accordingly, they have been classified as current assets as at that date. The balances as of December 31, 2005 and 2004 are as follows:

	2005	2004

Related party receivables	$4,018,632	$4,381,487
Allowance for doubtful debts	(235,434)	(229,463)
Related party receivables, net	$3,783,198	$4,152,024

On January of 2006, the Company entered into Agreements of Repayment with the related parties. Pursuant to the agreements, the related parties are to repay the outstanding amounts to the Company by June 30, 2006.

The Company has leased offices to three related parties since January 1, 2004. The leases expire on December 31, 2007 and annual rental income for all periods is RMB3,960,000. Rental income was US$438,516 and US$478,261 in 2005 and 2004, respectively. The rental income from the related parties was included in other income.

11.  DUE TO DIRECTOR

The Company has received advances from a director. The advances are non-interest bearing and are repayable upon demand. The balances due to the director were $69,646 and $13,946 at December 31, 2005 and 2004 respectively.

12.  INCOME TAXES

(a)	Corporation Income Tax (“CIT”)

In accordance with the relevant tax laws and regulations of the PRC for the Shenzhen Special Economic Zone, the corporate income tax rate is 15% for the Company for the years ended December 31, 2005, 2004 and 2003 and future years.

The Company’s tax expense differs from the “expected” tax expense for the years ended December 31, 2005, 2004 and 2003 (computed by applying the CIT rate of 15% to income before income tax of the Company):

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

12. INCOME TAXES (CONTINUED)

(a)	Corporation Income Tax (“CIT”) (Continued)

	2005	2004	2003

Computed “expected” expense	$1,206,967	$989,614	$490,331
Temporary differences	(589,601)	—	—
Others	163,125	(116,210)	26,421
Income tax expense	$780,491	$873,404	$516,752

The provisions for income taxes for each of the three years ended December 31, 2005, 2004, and 2003 are summarized as follows:

	2005	2004	2003

Current	$1,370,092	$873,404	$516,752
Deferred	(589,601)	—	—
	$780,491	$873,404	$516,752

The tax effects of temporary differences that give rise to the Company's net deferred tax assets as of December 31, 2005 are as follows:

2005

Deferred income tax assets:
Deferred income	$133,120
Depreciation	473,760
Deferred income tax liability:
Allowance for doubtful accounts	(17,279)

Net deferred tax assets	$589,601

Current portion	129,712
Non-current portion	459,889
$589,601

(b)	Value Added Tax (“VAT”)

In accordance with the relevant taxation laws in the PRC, the VAT rate for domestic sales is 4%, which is levied on the invoiced value of sales and is payable by the purchaser. The Company is required to remit the VAT it collects to the tax authority. The VAT payable balance was $63,382 and $0 at December 31, 2005 and 2004.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

13.  ADVANCE PAYMENTS

The Company has made payments to unrelated suppliers in advance of receiving merchandise. The advance payments are meant to ensure preferential pricing and delivery. The amounts advanced under such arrangements totaled $1,492,512 and $3,272,371 as of December 31, 2005 and 2004, respectively.

14.  DEFERRED INCOME

Deferred income balances as of December 31, 2005 and 2004 were $887,469 and nil, respectively, and represented amount invoiced but deferred as revenue in accordance with the accounting policy in note 2(m).

15.  COMMITMENTS AND CONTINGENCIES

   (a)    Leases

During 2005 and 2004, the Company’s branches leased offices in various cities in the PRC. The lease agreements expire on various dates through October 15, 2007. Rent expense for the years ended December 31, 2005 and 2004 was approximately $53,000 and $22,000, respectively.

Future minimum lease payments for these office leases for the years ending December 31, 2006 and 2007 amount to $37,000 and $13,000, respectively.

   (b)   Warranty commitments

The Company issues a one to three year warranty with the sales of its surveillance and security systems. The warranty covers labor costs only. Management believes that the amount of future costs to service items covered by warranty is not material, so no liability has been recognized for such future costs at December 31, 2005 and 2004.

   (c)   Retirement benefit

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the consolidated statements of income and comprehensive income as incurred. The retirement benefit expenses for 2005, 2004 and 2003 were $34,560, $30,651 and $36,923, respectively and are included in general and administrative expenses.

   (d)    Research and Development Commitment

The Company has established a strategic partnership with Beijing University under which the Company will provide funds to Beijing University for the research and development of video surveillance and security products. Under the agreement, the Company has agreed to provide Beijing University a maximum amount of RMB 2,000,000. Management anticipates that the RMB 2,000,000 will be provided during 2006 and 2007.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

16.  SUBSEQUENT EVENTS

   (a)   Execution and closing of a stock purchase agreement

On April 4, 2006, the Company entered into a Securities Purchase Agreement (the “Agreement”) with certain investors (the “Investors”) for the sale of 2,666,667 shares (the “Shares”) of the Company’s common stock at a price of $3.00 per share, or an aggregate total of $8,000,000. Closing under the Agreement also occurred on April 4, 2006.

Following the closing, the Company has a total of 24,524,667 shares issued and outstanding. In conjunction with the closing of the transaction, the Company also issued a total of 416,667 warrants (the “Warrants”) to purchase shares of common stock. A total of 150,000 of the warrants are exercisable at a price of $3.80 per share, which was the closing bid price for the Company’s stock as of the date of closing under the Agreement, and a total of 266,667 warrants which are exercisable at a price of $3.00 per share. All of the warrants have a term of 5 years.

In conjunction with execution of the Agreement, the Company also executed a Registration Rights Agreement under which it is obligated, within 45 days after the closing date, to file a registration statement on Form F-1, or other available form, to register the Shares and the shares underlying the Warrants for resale. The Company is obligated to use its best efforts to cause the registration statement to be declared effective within 180 of the Closing Date, and may be liable for payment of penalties to the Investors in the event the registration statement is not declared effective within the 180-day period.

   (b)   Common stock issued for consulting services

The Company entered into a consulting service agreement on February 8, 2006. Pursuant to the agreement, the Company issued 100,000 shares of its common stock to the consultant on March 1, 2006 in exchange for consulting services valued at $350,000, which are to be provided by the Company from February 8, 2006 to October 31, 2006.

   (c)    Statutory surplus reserve fund

As stipulated by the relevant laws and regulations for foreign investment enterprises in the PRC, the PRC subsidiary of the Company is required to maintain three statutory reserves, being a statutory surplus reserve fund, an enterprise expansion fund and a staff welfare and incentive bonus fund which are non-distributable. Appropriations to such reserves are made out of net profit after taxation of the statutory financial statements of the PRC subsidiary while the amount and allocation basis are decided by its board of directors annually. The statutory surplus reserve fund can be used to make up its prior year losses, if any, and can be applied in conversion into capital by means of capitalization issue.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2005, 2004 AND 2003
Expressed in US dollars

16. SUBSEQUENT EVENTS (CONTINUED)

   (c)    Statutory surplus reserve fund (continued)

The enterprise expansion fund is used for expanding the capital base of the Company by means of capitalization issue. On May 25, 2006, the board of directors approved to provide 10% of 2005 net profit after taxation as disclosed in the statutory audited financial statements of the PRC subsidiary to the enterprise expansion fund.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

4,883,334 shares of common stock

PROSPECTUS

_______ , 2006

Dealer Prospectus delivery obligation

----------------------------------------------

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$3,757
Printing Fees and Expenses	12,500
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	6,000
Blue Sky Fees and Expenses	2,000
Transfer Agent and Registrar Fees	1,500
Miscellaneous	10,000
Total	$65,757

Item 14. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

 Item 15. Recent Sales of Unregistered Securities

In October 2006, we issued 50,000 shares of our common stock to Hayden Communications, Inc. as payment for their investor relationship services rendered pursuant to a consulting agreement dated April 6, 2006. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Act.

In September 2006, we issued warrants to purchase 10,000 shares of our common stock to Rubenstein Investor Relations, Inc. and its officers with an exercise price of $1.85 as payment for the investor relationship services rendered. These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Act.

On July 31, 2006, we issued 4,634,592 units to 26 accredited investors for an aggregate gross cash purchase price of $16,221,093 at a price of $3.50 per share. Each unit consists of one share of our common stock and a warrant to purchase one-fifth of one share of our common stock. We also issued warrants to purchase 324,421 shares of our common stock with an exercise price of $4.20 to two placement agents as compensation for their services in connection with the private placement. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

On April 4, 2006, we completed a private placement in which we sold 2,666,667 shares of our common stock at a price of $3.00 per share for aggregate gross proceeds of $800,000 to certain accredited investors. We also issued warrants to purchase 416,667 shares of our common stock to certain entities as compensation for their services in connection with the private placement, 150,000 of which have an exercise price of $3.80 per share, while the remaining 266,667 are exercisable at a price of $3.00 per share.  The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In March 2006, we issued 100,000 shares of common stock to Terence Yap as payment for his services rendered. The value attributed to these shares was $350,000 ($3.50 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Act.

In October 2005, we issued 200,000 shares of common stock to shareholders of Yuanda in connection with our acquisition of Yuanda. The value attributed to these shares was $500,000 ($2.50 per share). These stock issuances were exempt from registration pursuant to Section 4(2) of the Securities Act.

In September 2005, we issued 8,138,000 shares of our common stock to stockholders of Safetech. The total consideration for the 8,138,000 shares of our common stock is 50,000 shares of capital stock of Safetech, which is all the issued and outstanding capital stock of Safetech. We did not receive any cash consideration in connection with the share exchange. The number of our shares issued to the stockholders of Safetech was determined based on an arms-length negotiation. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D under the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit Number	Description

2.1
Plan of Merger by and between China Security & Surveillance Technology, Inc., a BVI corporation, and China Security & Surveillance Technology, Inc., a Delaware corporation, dated September 30, 2006 (herein incorporated by reference from the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on October 4, 2006).

2.2
Share Exchange Agreement, dated as of July 22, 2005, between CSST BVI and China Safetech Holdings Limited (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 22, 2005).

3.1
Certificate of Incorporation of the registrant (herein incorporated by reference from the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on October 4, 2006).

3.2	By-laws of the registrant (herein incorporated by reference from the registrant’s registration statement on Form S-4 filed with the Securities and Exchange Commission on October 4, 2006).

5	Opinion of Thelen Reid & Priest LLP.

10.1
Share Purchase Agreement, dated as of July 22, 2005, by and among CSST BVI, Whitehorse Technology Limited and First Asia International Holdings Limited (herein incorporated by reference from the registrant’s report on Form 6-K filed with the Securities and Exchange Commission on July 22, 2005).

10.2
Stock Transfer Agreement, dated as of October 25, 2005, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006). (English Summary)

10.3
Amendment No. 1 to the Equity Transfer Agreement, dated as of April 28, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006). (English Summary)

10.4
Amendment No. 2 to the Equity Transfer Agreement, dated as of May 25, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited, Shenzhen Yuan Da Wei Shi Technology Limited and its stockholders Jianguo Jiang and Jing Li. (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006). (English Summary)

10.5
Securities Purchase Agreement, dated as of April 4, 2006, with certain investors for the sale of 2,666,667 shares of our common stock (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on April 5, 2006).

10.6
Registration Rights Agreement, dated as of April 4, 2006, with certain investors with respect to resale registration of 2,666,667 shares of our common stock (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on April 5, 2006).

10.7
Lease Agreement, dated as of April 18, 2006, by and between the Company and Shenzhen Huiye Technology Co. Ltd. (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006). (English Summary)

10.8
Cooperation Agreement, dated as of February 17, 2006, by and between Golden Group Corporation (Shenzhen) Limited and Graduate School (Shenzhen) of Beijing University (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006). (English Summary)

Exhibit Number	Description
10.9
Consulting Agreement, dated as of February 8, 2006, by and between the Company and Terence Yap (herein incorporated by reference from the registrant’s report on Form 20-F filed with the Securities and Exchange Commission on June 14, 2006).

10.10
Amendment No. 1 to Consulting Agreement, dated as of June 27, 2006, by and between the Company and Terence Yap (herein incorporated by reference from the registrant’s annual report on Form 20-F filed with the Securities and Exchange Commission on June 28, 2006).

10.11
Form of Securities Purchase Agreement, dated as July 6, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.12
Form of Registration Rights Agreement, dated as July 6, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.13	Form of Warrant (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.14
Form of Escrow Agreement, dated July 6, 2006, by and among CSST BVI, certain investors and Thelen Reid & Priest LLP (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 6, 2006).

10.15
Framework Agreement, dated July 6, 2006, by and among CSST BVI, China Safetech Holdings Limited and shareholders of Shanghai Cheng Feng Digital Technology Co., Ltd (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 7, 2006). (English Summary)

10.16
Form of Waiver and Amendment to Securities Purchase Agreement, dated July 26, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 31, 2006).

10.17
Form of Second Waiver and Amendment, dated July 27, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 31, 2006).

10.18
Form of Second Waiver and Amendment, dated July 27, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 31, 2006).

10.19
Form of Second Waiver and Amendment, dated July 27, 2006, by and among CSST BVI and certain investors (herein incorporated by reference from the registrant’s current report on Form 6-K filed with the Securities and Exchange Commission on July 31, 2006).

10.20	Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Jian Golden An Ke Technology Co. Ltd. (English Summary)

10.21	Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Shenzhen Golden Guangdian Technology Co. Ltd. (English Summary)

10.22	Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Shenyang Golden Digital Technology Co. Ltd. (English Summary)

10.23	Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Jiangxi Golden Digital Technology Co. Ltd. (English Summary)

Exhibit Number	Description
23.1	Consent of GHP Horwath, P.C.

23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC.

23.3	Consent of Thelen Reid & Priest LLP (included in Exhibit 5).

24	Power of Attorney (included on the signature page to this registration statement).

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China, on the 23rd day of October, 2006.

China Security & Surveillance Technology, Inc.

By: /s/ Guoshen Tu
Guoshen Tu
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on October 23, 2006. Each person whose signature appears below constitutes and appoints Guoshen Tu and Jinxu Wu, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/ Guoshen Tu Guoshen Tu	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Jinxu Wu Jinxu Wu	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Shufang Yang Shufang Yang	Chief Operating Officer and Director

/s/ Lingfeng Xiong Lingfeng Xiong	Vice President, Director and Secretary

/s/ Jianguo Jiang Jianguo Jiang	Vice President and Director

/s/ Terence Yap Terence Yap	Vice President and Director

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Thelen Reid & Priest LLP.

10.20	Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Jian Golden An Ke Technology Co. Ltd. (English Summary)

10.21	Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Shenzhen Golden Guangdian Technology Co. Ltd. (English Summary)

10.22	Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Shenyang Golden Digital Technology Co. Ltd. (English Summary)

10.23	Asset Purchase Agreement, dated September 5, 2006, by and among CSST BVI, Golden Group Corporation (Shenzhen) Limited and Jiangxi Golden Digital Technology Co. Ltd. (English Summary)

23.1	Consent of GHP Horwath, P.C.

23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC.

24	Power of Attorney (included on the signature page of this registration statement).